Exhibit 99.1

ANDRX CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Andrx Corporation

We have audited the accompanying consolidated balance sheets of Andrx Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Andrx Corporation and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Andrx Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
March 13, 2006

Andrx Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$34,066	$42,290
Short-term investments available-for-sale, at market value	247,957	44,815
Accounts receivable, net of allowance for doubtful accounts of $3,624 and $4,703 at December 31, 2005 and 2004, respectively	148,186	124,926
Inventories	235,040	197,304
Deferred income tax assets, net	70,926	57,883
Assets held for sale	—	49,120
Prepaid and other current assets	15,152	23,502
Total current assets	751,327	539,840

Long-term investments available-for-sale, at market value	123,105	122,962
Property, plant and equipment, net	274,051	284,105
Goodwill	7,665	7,665
Other intangible assets, net	4,590	7,106
Other assets	10,178	8,936
Total assets	$1,170,916	$970,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$169,664	$105,715
Accrued expenses and other liabilities	91,146	117,070
Liabilities held for sale	—	3,489
Total current liabilities	260,810	226,274

Deferred income tax liabilities	33,702	34,605
Deferred revenue	99,494	10,974
Total liabilities	394,006	271,853

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000 shares authorized; 73,567 and 72,924 shares issued and outstanding at December 31, 2005 and 2004, respectively	74	73
Additional paid-in capital	532,376	507,934
Restricted stock units, net	(14,634)	(6,471)
Retained earnings	260,340	197,874
Accumulated other comprehensive loss, net of income tax benefit	(1,246)	(649)
Total stockholders’ equity	776,910	698,761

Total liabilities and stockholders’ equity	$1,170,916	$970,614

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

Andrx Corporation and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)

	Years Ended December 31,
	2005	2004	2003
Revenues:
Distributed products	$667,662	$676,312	$657,098
Andrx products	316,134	421,763	301,652
Licensing, royalties and other	58,229	47,749	87,588
Total revenues	1,042,025	1,145,824	1,046,338

Operating expenses:
Cost of goods sold	781,217	799,714	704,212
Selling, general and administrative	180,462	209,003	213,274
Research and development	44,456	41,242	52,235
Goodwill impairment charge	26,316	—	—
Litigation settlements and other charges	—	7,800	8,750
Total operating expenses	1,032,451	1,057,759	978,471
Income from operations	9,574	88,065	67,867
Other income (expense):
Equity in earnings of unconsolidated joint ventures	3,289	4,504	5,135
Interest income	11,127	4,060	2,242
Interest expense	(1,936)	(2,567)	(2,641)
Write-off of unamortized issuance costs upon termination of credit facility	(1,160)	—	—
Gains on sale of assets	—	—	5,605
Income before income taxes	20,894	94,062	78,208
Provision (benefit) for income taxes	(41,572)	28,403	30,031
Net income	$62,466	$65,659	$48,177

Earnings per share :
Basic	$0.85	$0.90	$0.67
Diluted	$0.85	$0.89	$0.66

Weighted average shares of common stock outstanding:
Basic	73,271	72,740	71,892
Diluted	73,640	73,530	72,655

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

Andrx Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in thousands)

						Accum.
			Additional	Restricted		Other	Comprehensive
	Common Stock		Paid-In	Stock	Retained	Comprehensive	Income
	Shares	$	Capital	Units, Net	Earnings	Inc. (Loss)	(Loss)
Balance, December 31, 2002	71,501	$72	$487,928	$(6,525)	$84,038	$194

Common stock issued in connection with exercises of stock options	730	—	3,360	—	—	—

Common stock issued in connection with the employee stock purchase plan	100	—	1,233	—	—	—

Income tax benefit on exercises of stock options	—	—	3,135	—	—	—

Issuance of restricted stock units, net of forfeitures	—	—	2,710	(2,710)	—	—

Amortization of restricted stock units	—	—	—	1,474	—	—

Unrealized loss on investments available-for-sale, net of income tax benefit of $109	—	—	—	—	—	(185)	$(185)

Net income	—	—	—	—	48,177	—	48,177
Comprehensive income							$47,992

Balance, December 31, 2003	72,331	72	498,366	(7,761)	132,215	9

Common stock issued in connection with exercises of stock options	493	1	6,033	—	—	—

Common stock issued in connection with the employee stock purchase plan	72	—	1,465	—	—	—

Common stock issued in connection with vesting of restricted stock units	28	—	(116)	—	—	—

Income tax benefit on exercises of stock options and restricted stock units	—	—	2,455	—	—	—

Issuance of restricted stock units, net of forfeitures	—	—	249	(249)	—	—

Amortization of restricted stock units	—	—	—	1,539	—	—

CTEX Pharmaceuticals, Inc; acquisition adjustment	—	—	(518)	—	—	—

Unrealized loss on investments available-for-sale, net of income tax benefit of $403	—	—	—	—	—	(658)	$(658)

Net income	—	—	—	—	65,659	—	65,659
Comprehensive income							$65,001
Balance, December 31, 2004	72,924	$73	$507,934	$(6,471)	$197,874	$(649)

(Continued)

Andrx Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in thousands)

(Continued)

						Accum.
			Additional	Restricted		Other	Comprehensive
	Common Stock		Paid-In	Stock	Retained	Comprehensive	Income
	Shares	$	Capital	Units, Net	Earnings	Inc. (Loss)	(Loss)
Balance, December 31, 2004	72,924	$73	$507,934	$(6,471)	$197,874	$(649)

Common stock issued in connection with exercises of stock options	519	1	5,212	—	—	—

Common stock issued in connection with the employee stock purchase plan	60	—	983	—	—	—

Common stock issued in connection with vesting of restricted stock units	64	—	(540)	—	—	—

Income tax benefit on exercises of stock options and restricted stock units	—	—	1,756	—	—	—

Issuance of restricted stock units, net of forfeitures	—	—	11,592	(11,592)	—	—

Amortization of restricted stock units	—	—	—	3,429	—	—

Non-cash compensation expense related to modification of stock options	—	—	7,048	—	—	—

CTEX Pharmaceuticals, Inc; acquisition adjustment	—	—	(1,609)	—	—	—

Unrealized loss on investments available-for-sale, net of income tax benefit of $350	—	—	—	—	—	(597)	$(597)
Net income	—	—	—	—	62,466	—	62,466
Comprehensive income							$61,869
Balance, December 31, 2005	73,567	$74	$532,376	$(14,634)	$260,340	$(1,246)

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

Andrx Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$62,466	$65,659	$48,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,530	34,568	29,063
Provision for doubtful accounts	657	(273)	4,340
Non-cash impairment charges	38,203	18,472	12,123
Non-cash compensation expense related to stock options	7,048	—	—
Write-off of unamortized issuance costs upon termination of credit facility	1,160	—	—
Amortization of restricted stock units, net	3,429	1,539	1,474
Amortization of deferred revenue	(6,480)	(105)	(732)
Equity in earnings of unconsolidated joint ventures	(3,289)	(4,504)	(5,135)
Deferred income tax provision (benefit)	(11,965)	8,923	12,850
Change in liabilities for uncertain tax positions	(32,802)	17,802	17,181
Income tax benefit on exercises of stock options and restricted stock units	1,756	2,455	3,135
Gains on sale of assets	—	—	(5,605)
Changes in operating assets and liabilities:
Accounts receivable	(23,917)	106	(9,371)
Inventories	(23,155)	(1,975)	(72,279)
Prepaid and other current assets	1,314	13,440	(6,045)
Other assets	181	2,622	(162)
Income tax refund (payment)	(5,979)	639	51,695
Accounts payable	63,949	(43,228)	69,091
Accrued expenses and other liabilities	6,616	(28,276)	(16,602)
Deferred revenue	10,000	—	10,000
Net cash provided by operating activities	124,722	87,864	143,198
Cash flows from investing activities:
Purchases of total investments available-for-sale	(710,744)	(448,586)	(299,383)
Maturities and sales of total investments available-for-sale	506,512	417,374	232,496
Purchases of property, plant and equipment, net	(28,986)	(88,283)	(39,455)
Proceeds from the sale and licensing of assets and rights	85,000	—	5,875
Distributions from unconsolidated joint ventures	5,206	5,174	4,646
Refund of deposit for product rights	10,000	—	—
Payment for product rights	(4,600)	(5,350)	(10,100)
Net cash used in investing activities	(137,612)	(119,671)	(105,921)
Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	5,213	6,034	3,360
Proceeds from issuances of common stock in connection with the employee stock purchase plan	983	1,465	1,233
Principal payments on capital lease obligations	(1,530)	(900)	(843)
Net cash provided by financing activities	4,666	6,599	3,750
Net increase (decrease) in cash and cash equivalents	(8,224)	(25,208)	41,027
Cash and cash equivalents, beginning of year	42,290	67,498	26,471
Cash and cash equivalents, end of year	$34,066	$42,290	$67,498

(Continued)

Andrx Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

(Continued)

	Years Ended December 31,
	2005	2004	2003
Supplemental disclosure of cash flow information:
Interest paid	$1,240	$1,660	$1,709
Income taxes paid (received)	$5,979	$(639)	$(51,695)

Supplemental disclosure of non-cash investing and financing activities:
Assets acquired through capital leases	$—	$—	$1,234
Issuance of restricted stock units, net	$11,592	$249	$2,710
Adjustment to acquisition of CTEX Pharmaceuticals, Inc.	$(1,609)	$(518)	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated  Financial Statements.

Andrx Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

(in thousands, except for per share amounts)

(1)           General

Merger Agreement With Watson Pharmaceuticals, Inc.

On March 12, 2006, Andrx Corporation (Andrx or the Company) entered into an agreement and plan of merger (Merger Agreement) with Watson Pharmaceuticals, Inc. Pursuant to the terms of the Merger Agreement and subject to the satisfaction of certain customary closing conditions, Watson will acquire all of the outstanding shares of the Company’s common stock for $25.00 in cash per share.  Each in-the-money stock option outstanding immediately prior to the merger will be cancelled in exchange for the difference between $25.00 and its exercise price.  Each Restricted Stock Unit (RSU) outstanding immediately prior to the merger will be cancelled in exchange for $25.00 in cash.

The Board of Directors of the Company has unanimously approved the Merger Agreement.  The Merger Agreement contains customary representations and warranties between the parties.  The parties also have agreed to certain customary covenants and agreements, relating to the operation of the Company’s business between signing and closing, the solicitation of proposals with respect to alternative transactions, governmental filings and approvals, employee benefits and other matters.

The Merger Agreement contains certain termination rights for both the Company and Watson.  Upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Watson a termination fee of $70,769.

Consummation of the merger, which is expected to close within six months, is subject to the satisfaction of certain customary conditions including, among other things, (i) approval by the Company’s stockholders, (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) no material adverse effect, as defined.

Andrx Corporation’s Business

Andrx Corporation, including its subsidiaries (Andrx or the Company) is a pharmaceutical company that:

•                  develops and commercializes generic versions of primarily controlled-release pharmaceutical products, as well as oral contraceptives, and selective immediate-release products;

•                  distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as its own, primarily to independent and chain pharmacies and physicians’ offices; and

•                  develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations.

Andrx’s controlled-release pharmaceutical products, which use the Company’s proprietary controlled-release drug delivery technologies, generally provide more consistent drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects, by releasing drug dosages at specific times and in specific locations in the gastrointestinal tract of the body.  They also provide “patient friendly” dosage forms that reduce the number of times a drug must be taken, thus improving patient compliance.

The Company has commercialized brand pharmaceuticals that, in some instances, use its proprietary controlled-release drug delivery technologies.  On March 28, 2005, Andrx sold and licensed certain rights and assets related to its former Fortamet® and Altoprev® brand products, to First Horizon Pharmaceutical Corporation.  Andrx has agreed to continue to manufacture these products for First Horizon (see Note 3).

In September 2005, the Company learned that the Food and Drug Administration (FDA) had placed it in Official Action Indicated (OAI) status relating to the FDA’s May 2005 current Good Manufacturing Practices (cGMP) inspection of its Davie, Florida manufacturing facility and the related issuance of a Form 483 List of Inspectional Observations.  The effect of this designation is that until the FDA is satisfied with (i) the Company’s responses to the inspectional observations and (ii) the results of their inspection of the facility, which commenced on March 6, 2006, FDA approval of the Company’s submitted Abbreviated New Drug Applications (ANDAs) will be withheld.  In the interim, the Company continues to submit new ANDAs and the FDA continues to review the Company’s applications.  Additionally, in January 2006, the FDA conducted a limited regulatory inspection related to adverse drug event reporting and customer complaint handling and issued a Form 483 List of Inspectional Observations.  On February 10, 2006, the Company responded in writing to the Form 483 List of Inspectional Observations.  If, following the current inspection, the FDA determines that the Company’s compliance is not satisfactory, they are likely to continue to withhold approval of its pending ANDAs and could initiate enforcement actions to address any cGMP or other violations.

The Company is focusing its internal pharmaceutical development efforts on its core competencies of developing and commercializing generic versions of primarily controlled-release pharmaceutical products as well as oral contraceptives and selective immediate-release products, as well as the sales, marketing and distribution of generic pharmaceutical products.  Growth strategies include both internal and external efforts, such as strategic alliances, collaborative agreements and, potentially, acquisitions.  Andrx continues to seek agreements with third parties that will leverage its generic sales, marketing and distribution capabilities, its formulation capabilities and its controlled-release technologies, including but not limited to, agreements to develop brand combination and other products, as well as broaden its distribution operations.  The Company is also seeking to otherwise monetize its portfolio of patents.

(2)           Summary of Significant Accounting Policies

Basis of Presentation

All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements include the accounts of Andrx and its wholly owned subsidiaries.  Andrx has two 50% investments in unconsolidated joint ventures, which do not qualify as variable interest entities under the provisions of the Financial Accounting Standards Board (FASB) Interpretation 46, “Consolidation of Variable Interest Entities” (FIN 46), and therefore are accounted for under the equity method in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities.  The most significant estimates the Company has made include, but are not limited to, those related to revenue recognition, sales allowances, allowance for doubtful accounts, inventories and cost of goods sold, determining the useful life or impairment of goodwill and other long-lived assets, litigation settlements and related liabilities, income taxes, and self-insurance programs.  Management periodically evaluates estimates used in the preparation of the consolidated financial statements for reasonableness, including estimates provided by third parties.  Appropriate adjustments to the estimates will be made prospectively, as necessary, based on such periodic evaluations.  Management bases its estimates on, among other things, currently available information, market conditions, historical experience and various assumptions, which together form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although management believes that the Company’s assumptions are reasonable under the circumstances, estimates would differ if different assumptions were utilized and these estimates may prove in the future to have been inaccurate.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents and are carried at cost. As of December 31, 2005, the Company had restricted cash of $766, which was included in prepaid and other current assets in the Consolidated Balance Sheet.

Investments Available-for-Sale

The Company classifies its investments as available-for-sale and, accordingly, such investments are carried at market value and any unrealized gain or loss, net of income taxes, is reported in accumulated other comprehensive loss as a separate component of stockholders’ equity. The cost related to investments available-for-sale is determined utilizing the specific identification method.

Accounts Receivable, Net

Accounts receivable include amounts owed to Andrx by its customers on credit sales with terms generally ranging from 30-60 days from date of invoice and are presented net of an allowance for doubtful accounts and sales allowances in the Consolidated Balance Sheets. Accounts receivable also include amounts owed to Andrx by its collaborative partners.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from its inability to collect from customers. Accounts receivable generated from the Company’s distribution business are generally of relatively small amounts from a large number of customers. Accounts receivable generated from the Company’s generic and contract services businesses, and the Company’s brand business through March 31, 2005, are generally of relatively larger amounts and from a smaller number of customers, including collaborative partners. In extending credit, Andrx assesses its customer’s credit-worthiness by, among other factors, evaluating the customer’s financial condition, credit history and the amount involved, both initially and on an ongoing basis. Collateral is generally not required. In evaluating the adequacy of its allowance for doubtful accounts, the Company primarily analyzes accounts receivable balances, the percentage of accounts receivable by aging category, and historical bad debts and also considers, among other things, changes in its collection efforts, customer concentrations, customer credit-worthiness, and changes in customer payment terms or buying or payment patterns. If the financial conditions of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments or the Company’s ability to collect, an increase to the allowance may be required. Also, should actual collections of accounts receivable be different than the Company’s estimates included in the determination of its allowance, the allowance would be increased or decreased through charges or credits to selling, general and administrative expenses (SG&A) in the Consolidated Statements of Income in the period in which such changes in collection become known. If conditions change in future periods, additional allowances or reversals may be required. Such additional allowances or reversals could be significant.

Activity in the allowance for doubtful accounts is as follows:

	Years Ended December 31,
	2005	2004	2003
Beginning of year	$4,703	$7,734	$15,495
Provision for doubtful accounts	657	(273)	4,340
Write-offs, net	(1,736)	(2,758)	(12,101)
End of year	$3,624	$4,703	$7,734

In 2005, the Company revised its estimate for provision for doubtful accounts based on, among other things, its recent experience and current inherent risk in its accounts receivable portfolio, resulting in the reduction of the allowance for doubtful accounts. In 2004, Andrx’s allowance for doubtful accounts benefited from a reduction in the provision for doubtful accounts due to the favorable resolution of disputed customer deductions that had been provided for in 2003 and 2002. The allowance for doubtful accounts decreased in 2003 primarily due to the write-off of accounts whose collection had been deemed doubtful in 2002. The 2003 provision also benefited from the settlement of certain accounts that had been provided for in 2002.

Inventories

Inventories consist primarily of finished goods held for distribution, and raw materials, work-in-process and finished goods of both Andrx products and products manufactured for others. Inventories are stated at the lower of cost (first-in, first-out) or market. Cost of inventories held for distribution is based on net purchase price after vendor discounts, rebates and other allowances, but excludes shipping, warehousing and distribution costs, which are expensed as incurred and reported as SG&A. Cost of inventories of both Andrx products and products manufactured for others includes materials, labor and manufacturing overhead, as appropriate. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, the estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. As appropriate, provisions through cost of goods sold are made to reduce inventories to their net realizable value. If conditions change in future periods, additional allowances may be required. Such additional allowances could be significant.

Pre-Launch Inventories

There are typically few risks and uncertainties concerning market acceptance of approved generic products because the reference brand product has an established demand, and the lower priced generic product may be substituted for that reference brand product. In order to optimize the profit potential and avoid being at a competitive disadvantage, the Company has from time to time made, and may hereafter make, commercial quantities of its product candidates prior to the date that Andrx anticipates that its ANDA submissions for such products will receive FDA final marketing approval (FDA Approval), and/or the Company has achieved a satisfactory resolution of pending patent issues, which may involve litigation, with respect to such product. The Company refers to these inventories as “pre-launch inventories.”

Having commercial quantities of pre-launch inventories of its product available for shipment on the day Andrx obtains the ability to prudently market its product (i.e., after FDA Approval and without undue patent infringement or other risks) requires the Company to, among other things, begin to validate its manufacturing processes in accordance with FDA regulations well before the date the Company anticipates its product will be approved and/or shipped. In addition, a “scale-up” process may be undertaken prior to validation. The scale-up process is performed, when technically feasible and regulatorily permissible, to modify the equipment and processes employed in the manufacture of its product to increase manufacturing lot sizes. Scale-up activities are expensed to research and development (R&D), including the raw material used in such activities.

Active pharmaceutical ingredients (API) for planned product launches are generally purchased well in advance of the anticipated product approval and are carried at cost. Such API generally have shelf lives of five years or more, and often can be sold if not used or returned to the vendor.

The Company generally determines whether its ANDA is approaching FDA Approval based on communications with representatives of the FDA’s Office of Generic Drugs (OGD) and other factors. The Company generally determines whether it will be able to market its product, without undue patent or other risks, based on communications with internal and external patent and litigation counsel. The decision to begin the manufacture of pre-launch inventory is based upon management’s estimates of the time required to conduct the activities necessary to enable the Company to have sufficient quantities on hand on the date it anticipates its product can be prudently marketed. In making that decision, the Company also considers numerous other factors, including but not limited to, its ability to meet the manufacturing specifications that it anticipates will likely be approved for its product, the projected time necessary for the Company to successfully scale-up its production process and thereafter make both the validation lots and the anticipated launch quantities of its product, its manufacturing capacity and resources, the expiration dates of any patents or exclusivities that might prevent the launch of its product, the expected level of market share and competition for its product, and other events that might potentially affect Andrx’s willingness or ability to market its product. As the Company’s product will generally have a shelf life of two years commencing at the start of production, the Company will time its decision to begin the manufacture of pre-launch inventory so that it will have sufficient remaining commercial shelf life (generally 12 months or more) at the anticipated launch date for its product.

The decision to capitalize the cost of its pre-launch inventory typically requires the Company to consider whether its manufactured product will likely have sufficient remaining commercial shelf life at the time it anticipates that the product will be sold, whether its product will be manufactured in accordance with the specifications that will likely be approved for its product, and whether there has not been any adverse change in its belief that it will likely prevail in any patent infringement litigation involving its ANDA product. Based upon the Company’s review of these factors, and its determination that it will derive probable future economic benefits from its pre-launch inventories, the Company will capitalize any direct and indirect manufacturing costs it incurs during the manufacture of such inventories, including the validation lots (such lots are permitted to be sold).

After such inventory has been produced, the Company will continue to evaluate the probable future economic benefits that it expects to derive from such pre-launch inventories and whether such inventories are stated at the lower of cost or market. This ongoing evaluation considers, among other things, the remaining shelf life of that inventory, current and expected market conditions, the amount of inventory on hand, the substance of any later communications with the FDA during the regulatory approval process and the then current views of its patent and/or litigation counsel. As appropriate, the Company will reassess these determinations and will make provisions through cost of goods sold to reduce pre-launch inventories to net realizable value. In the event the factors above do not provide a basis for determining that there is a probable future economic benefit, the manufactured cost of such pre-launch inventories, including API used in the manufacturing process, would be expensed as incurred in cost of goods sold.

Production of pre-launch inventories involves the risks that FDA may not approve such product(s) for marketing on a timely basis, if ever, that such approval may require additional or different testing and/or specifications than what was performed in the manufacture of such pre-launch inventories, and/or that the results of related litigation, Citizen Petitions, or other legal issues may not be satisfactory. If these risks were to materialize, provisions may be required to reduce the inventories to their net realizable value, if any. Such additional provisions could be material. Generally, pre-launch inventories related to publicly disclosed product candidates are separately identified except in circumstances where management believes such disclosure would place the Company at a competitive disadvantage to do so.

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings	40 years
Manufacturing equipment	10 years
Laboratory equipment	5 years
Computer hardware and software	3-7 years
Furniture and fixtures	5-7 years
Automobiles	4-5 years
Leasehold improvements	Lesser of asset life or term of lease

The lease term includes renewal options when a penalty for failure to renew a lease at the end of the lease term provides reasonable assurance that the lease will be renewed, as in the case of an operating lease that will involve significant leasehold improvements.

Major renewals and betterments are capitalized, while maintenance, repairs and minor renewals are expensed as incurred.

Goodwill

Under the purchase method of accounting for acquisitions, goodwill represents the excess of the purchase price over the fair value of the net assets acquired. As of December 31, 2005 and 2004, goodwill consisted of $7,665 related to the acquisition of Valmed Pharmaceuticals, Inc. in March 2000, which is part of the Company’s Distributed Products Segment. The Company accounts for goodwill under the provisions of Statement of Financial Accounting Standards (SFAS) 142, “Goodwill and Other Intangible Assets.” Goodwill is subject to an assessment for impairment in value by applying a fair-value based test on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any applicable impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the carrying value.

Other Intangible Assets, Net

Other intangible assets include product rights acquired from other pharmaceutical companies by direct purchase or through the allocation of the purchase price of such entity, and are amortized over periods ranging from two to eight years. Other intangible assets also include patents relating to the Company’s electronic prescription process, which are being amortized over a period of 14 years. Amortization is provided using the straight-line method over the estimated useful life of the assets.

Impairment or Disposal of Long-Lived Assets

The Company utilizes the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets to determine whether impairment has occurred. Fair value, as determined by appraisal or discounted cash flow analysis, is compared to the carrying value in calculating any impairment.

Assets and Liabilities Held For Sale

Under the provisions of SFAS 144, a long-lived asset or a disposal group to be disposed of by sale must be classified as “held for sale” when all of the criteria for a qualifying plan of sale are met and to measure the long-lived asset or disposal group at the lower of its carrying amount or fair value less cost to sell. At the end of 2004, Andrx’s Board of Directors approved a plan to divest, or seek other strategic alternatives for its brand pharmaceutical business, which was primarily a sales and marketing organization with a limited number of products. The assets and liabilities of the brand pharmaceutical business to be divested pursuant to this plan (which did not include the Entex® and Anexsia® product lines) were measured at the lower of their carrying amounts or fair value less costs to sell and classified as assets held for sale and liabilities held for sale, respectively, in the December 31, 2004 Consolidated Balance Sheet. See Note 3 related to Andrx’s agreements for the sale and licensing of certain rights and assets related to its Fortamet and Altoprev brand pharmaceutical products.

Revenue Recognition, including Sales Allowances

Distributed product revenues are derived from the sale of pharmaceutical products purchased from third parties, including generic products sold on behalf of the Company’s unconsolidated joint ventures. Andrx product revenues include its generic and brand product revenues. Andrx generic product revenues are derived from the sale of generic products either manufactured by Andrx pursuant to its ANDAs or sold with its National Drug Code (NDC), but exclude generic products sold on behalf of its unconsolidated joint ventures. Andrx brand product revenues were revenues derived from the sale of brand products either manufactured by the Company pursuant to its New Drug Application (NDA) or sold with its NDC through March 31, 2005.

Andrx distributed product revenues and the related cost of goods sold are recognized at the time the product is accepted by its customers.

Andrx generic and brand product revenues and the related cost of goods sold are recognized after products are accepted by its customers and are based on its estimates of when such products will be pulled through the distribution channel. The Company defers recognition of revenue and the related cost of goods sold where it believes the customer has more than a reasonable level of inventory, taking into account, among other things, historical prescription data provided by external independent sources, projected prescription data, historical purchases and demand, terms and incentives granted to customers, customers’ right of return, levels of competition, competing product introductions, and its product inventory levels at customers, all of which management periodically evaluates.

Sales allowances for estimated discounts, rebates, returns, chargebacks, shelf stock adjustments and other sales allowances are established by the Company concurrently with the recognition of revenue. Sales allowances are recorded in the Consolidated Balance Sheets as reductions to accounts receivable, net or accrued expenses and other liabilities, as appropriate.

Andrx’s most significant sales allowances vary depending upon the business segment. In the distribution business, the most significant sales allowances are for estimated returns, discounts and rebates. Sales allowances for estimated discounts and rebates have historically been predictable and less subjective. In the generic business, the most significant sales allowances are for estimated discounts, customer and Medicaid rebates, returns, chargebacks and shelf stock adjustments. Of these estimates, the estimates for returns, chargebacks and shelf stock adjustments are more subjective and, consequently, may be subject to more fluctuation. In the brand business, the most significant sales allowances were for estimated discounts, returns, Medicaid rebates and managed care rebates. Of these estimates, the estimates for returns are more subjective and, therefore, may be subject to more fluctuation.

Sales allowances are established based upon consideration of a variety of factors, including, but not limited to, prescription data, customers’ inventory reports and other information received from customers and other third parties, customers’ right of return, historical information by product, the number and timing of competitive products approved for sale, both historically and as projected, the estimated size of the market for the Company’s products, current and projected economic and market conditions, anticipated future product pricing, future levels of prescriptions for the products and analyses that are performed. Management believes that the sales allowances are reasonably determinable and are based on the information available at that time to arrive at the best estimate. The key assumptions management uses to arrive at its best estimate of sales allowances are its estimates of inventory levels in the distribution channel, future price changes and potential returns, as well as historical information by product. The estimates of prescription data, inventory at customers and in the distribution channel are subject to the inherent limitations of estimates that rely on third party data, as certain third party information may itself rely on estimates, and reflect other limitations.

Rebates and discounts are estimated based on historical payment experience, historical relationships to revenues and contractual arrangements. Management believes that such estimates are readily determinable due to the limited number of assumptions involved and the consistency of historical experience. Estimated chargebacks, returns and shelf stock adjustments involve more subjective judgments and are more complex in nature. Actual product returns, chargebacks, shelf stock adjustments and other sales allowances incurred are dependent upon future events. Management periodically monitors the factors that influence sales allowances and makes adjustments to these provisions when it believes that actual results may differ from established allowances. If conditions in future periods change, revisions to previous estimates may be required, potentially in significant amounts. Changes in the level of provisions for estimated product returns, chargebacks, shelf stock adjustments and other sales allowances will affect revenues.

Activity related to sales allowances is as follows:

	Years Ended December 31,
	2005	2004	2003
Beginning of year	$63,177	$55,432	$30,793
Provision	196,958	188,917	162,429
Credits issued and other	(193,680)	(181,172)	(137,790)
End of year	$66,455	$63,177	$55,432

Sales allowances for estimated discounts, returns, chargebacks, shelf stock adjustments, and certain rebates are recorded as reductions to accounts receivable. Sales allowances for estimated Medicaid, managed care and certain other rebates are recorded as accrued liabilities. Sales allowances are included in the Consolidated Balance Sheets as follows:

	December 31,
	2005	2004
Accounts receivable, net	$53,046	$50,318
Accrued expenses and other liabilities	13,409	12,859
Total	$66,455	$63,177

When other parties market the Company’s products or when the Company is entitled to licensing and royalty revenues under collaborative agreements, the Company recognizes revenue based on information supplied by the other parties related to shipment to, and its customers’ acceptance of, the products, less estimates for sales allowances. The Company receives periodic reports from other parties that support the revenues it recognizes, and amounts recognized are then compared to the cash remitted to the Company. Such revenues are subject to several estimates, similar to those the Company experiences with the sales of its products. The Company periodically monitors the factors that influence these sales allowances and conducts inquiries of the other parties regarding these estimates, including the use of independent third parties to conduct a review of these estimates as allowed under the agreements. Such estimates are revised as changes become known and may be significant.

When Andrx markets other parties’ products under collaborative agreements, the Company’s estimates of sales allowances are generally subject to review by independent third parties as allowed under the agreements.

When the Company receives licensing and royalty payments, it recognizes revenue when the obligations associated with the earning of that revenue have been satisfied, based upon the terms of the contract. If obligations associated with the earning of that revenue remain, the Company will defer recognition of all or a portion of the payment, whether or not it is refundable, and recognize such amount over future periods, as appropriate.

When the Company enters into revenue arrangements with multiple deliverables, it evaluates and determines whether the deliverables are separate units of accounting, divides the deliverables into separate units of accounting, when possible, and recognizes revenue in accordance with the provisions of Emerging Issues Task Force (EITF) Issue 00-21 “Revenue Arrangements with Multiple Deliverables” and Staff Accounting Bulletin (SAB) 104, “Revenue Recognition” (see Note 3 for a discussion of the First Horizon transaction).

When the Company manufactures products for others, such as Fortamet and Altoprev for First Horizon, it recognizes the contract manufacturing revenue when product is shipped. When the Company provides R&D services to others, it recognizes revenue when the services are rendered.

During the year ended December 31, 2003, licensing, royalties and other revenues include the Company’s divested operations of the Massachusetts aerosol manufacturing operation and Physicians’ Online (POL) web portal, which were divested in October and December 2003, respectively. The Massachusetts aerosol contract manufacturing revenues were recognized on a completed contract method. Internet subscription services revenue was recognized ratably over the subscription period.

Advertising

Andrx’s advertising expense consists primarily of product samples, print media, online advertising and promotional material. Advertising costs are expensed as incurred and were approximately $2,109, $11,771, and $10,656 for the years ended December 31, 2005, 2004 and 2003, respectively. Such costs are included in SG&A in the Consolidated Statements of Income. The decrease in advertising expense in 2005 is the result of the disposition of the brand business in 2005.

Shipping and Handling Costs

Shipping and handling costs, consisting of all costs to warehouse, pick, pack and deliver inventory to customers, are included in SG&A. For the years ended December 31, 2005, 2004 and 2003, the Company recorded $33,615, $32,601, and $30,271, respectively, of shipping and handling costs in SG&A.

R&D Expenses

R&D costs are expensed as incurred and consist of costs related to products being developed internally as well as costs related to products subject to collaborative agreements (see Note 4).

Stock-Based Compensation

At December 31, 2005, the Company maintained stock-based compensation plans, which are described more fully in Note 16. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion (APB) 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock options are granted under those plans with an exercise price equal to the market value of the underlying common stock on the date of grant. Accordingly, no stock-based employee compensation expense is reflected in the Consolidated Statements of Income for stock options, with the exception of $7,048 during 2005, primarily associated with the modification of certain stock options when Andrx’s former Executive Vice President, General Counsel and Secretary (Former General Counsel) terminated his employment for “Good Reason” (see Note 14). For RSU grants, the fair value on the date of the grant is fixed and is amortized on a straight-line basis over the related period of service for service based grants and over the performance period for performance based grants to the extent management believes the performance based criteria will be achieved. Such amortization expense is included in SG&A.

The following table summarizes Andrx’s pro forma consolidated results of operations as though the provisions of the fair value-based method of accounting for employee stock-based compensation of SFAS 123 “Accounting for Stock-Based Compensation” had been used:

	Years Ended December 31,
	2005	2004	2003
Net income:
As reported	$62,466	$65,659	$48,177
Add: stock-based employee compensation expense included in reported net income, net of related tax effect	6,600	970	914
Deduct: total stock-based employee compensation expense determined under the fair value-based method for all awards, net of related tax effect	(30,320)	(14,673)	(22,538)
Pro forma net income	$38,746	$51,956	$26,553

Basic net income per common share
As reported	$0.85	$0.90	$0.67
Pro forma	$0.53	$0.71	$0.37

Diluted net income per common share
As reported	$0.85	$0.89	$0.66
Pro forma	$0.53	$0.71	$0.37

The add back above used in the calculation of the pro forma net income and basic and diluted net income per common share for 2005 includes a non-cash compensation expense of $4,440, tax effected, related to the modification of certain stock options that has been included in the 2005 Consolidated Statement of Income.

During 2005, the Company discontinued its practice of issuing options, and on March 2, 2005, the Company accelerated the vesting of out-of-the-money unvested stock options based on a review of its long-term incentive programs in light of current market conditions and the issuance of SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)). An option was considered out-of-the-money if the exercise price was greater than the March 2, 2005 NASDAQ market closing price of $21.57. As a result of the acceleration, options outstanding at March 2, 2005 to acquire approximately 2,000 shares of common stock, with a weighted-average exercise price of $34.98, became immediately exercisable. The acceleration of the vesting of these stock options will eliminate the need for recognizing future compensation expense associated with these options. In accordance with APB Opinion 25, this acceleration did not result in the recognition of any compensation expense; however, under the fair value-based method of accounting of SFAS 123, compensation expense would have been recognized, resulting in the significant increase in pro forma compensation expense for 2005 compared to 2004 and 2003.

The fair value of options was estimated using the Black-Scholes option pricing model and the following assumptions:

	Years Ended December 31,
	2005	2004	2003

Risk-free interest rate	4.2%	3.1%	3.0%
Average life of options (years)	6.0	5.9	5.6
Average volatility	70%	83%	86%
Dividend yield	—	—	—

The weighted-average fair values per share of Andrx stock options, as of the respective dates of grant, were $14.23, $18.52, and $12.95 for stock options granted during the years ended December 31, 2005, 2004 and 2003, respectively. There were no stock options granted subsequent to March 31, 2005.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model, like all option valuation models, requires highly subjective assumptions including expected stock price volatility.

Legal Expenses

Legal expenses are included in SG&A and are expensed as incurred.

Litigation Settlements and Related Liabilities

The Company accounts for the exposure of its various litigation matters under the provisions of SFAS 5 “Accounting for Contingencies,” which requires, among other things, an exposure to be recorded with a charge to the Consolidated Statements of Income when it becomes probable and can be reasonably estimated. No accrued liability or disclosure of legal exposures judged to be remote is required. The exposure to legal matters is evaluated and estimated, if possible, following consultation with legal counsel. Such estimates are based on currently available information and, given the subjective nature and complexities inherent in making these estimates, the ultimate outcome of legal matters may be significantly different than the amounts estimated. The Company’s disclosures related to the possible significant exposure for legal matters are included herein in Note 18.

Self-Insurance Programs

The Company maintains self-insured retentions and deductibles for some of its insurance programs and limits its exposure to claims by maintaining stop-loss and/or aggregate liability coverages. The estimate of its claims liability, which may be material, is subject to inherent limitations as it relies on judgment of the likely ultimate costs that will be incurred to settle reported claims and unreported claims for incidents incurred but not reported as of the balance sheet date. When estimating the liability for such claims, the Company uses independent actuarial firms, and a number of factors are considered including, but not limited to, self-insured retentions, deductibles, historical claim experience, demographic factors, severity factors and maximum claims exposure. If actual claims exceed these estimates, additional charges may be required.

Leases

The Company leases manufacturing, laboratory, warehouse and office space and various pieces of equipment under operating leases.  Certain of these leases contain renewal options, scheduled rent escalation clauses, periods of free rent, rent concessions, and/or leasehold improvement incentives.  The Company accounts for leases under the provisions of SFAS 13, “Accounting for Leases,” as amended.  Rental expense is recognized on a straight-line basis over the lease term, including the impact of scheduled rent increases, periods of free rent, rent concessions, and leasehold improvement incentives.  When a penalty for failure to renew a lease at the end of the lease term provides reasonable assurance that the lease will be renewed, as in the case of an operating lease that will involve significant leasehold improvements, the Company recognizes rental expense on a straight-line basis over that extended lease term.  Leases expire at various dates through 2017, with renewal options through 2027.

Income Taxes

The provisions of SFAS 109, “Accounting for Income Taxes,” require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities, and to benefit deferred tax assets to the extent that the realization of such benefits is “more likely than not.”  Under the provisions of SFAS 109, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company records a valuation allowance to reduce its deferred income tax assets to the amount that is more likely than not to be realized.  The Company has considered its ability to carry back certain net operating losses, generate future taxable income and utilize ongoing prudent and feasible tax planning strategies and has determined that no valuation allowance is necessary on its deferred income tax assets.  In the event that the Company were to determine that it would not be able to realize all or part of its deferred income tax assets in the future, an adjustment to the valuation allowance would be charged to the Consolidated Statement of Income in the period such determination was made.

The Company’s future effective tax rate is based on estimates of expected income, statutory tax rates and tax planning strategies.  Significant judgment is required in determining the effective tax rate and the ultimate resolution of tax return positions.  Despite the Company’s belief that its tax return positions are correct, it is the Company’s policy to establish liabilities for uncertain tax positions that may be impacted by examinations by tax authorities.  Liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment.

Earnings Per Share

Earnings per share is calculated in accordance with SFAS 128, “Earnings per Share,” which requires presentation of basic and diluted earnings per share.  For the three years ended December 31, 2005, the shares used in computing basic net income per share are based on the weighted average shares of common stock outstanding, including vested RSUs.  Diluted per share calculations included weighted average shares of common stock outstanding, including vested RSUs, plus dilutive common stock equivalents, computed using the treasury stock method.  The Company’s common stock equivalents consist of stock options and unvested RSUs.

A reconciliation of the denominators of basic and diluted earnings per share of common stock is as follows:

	Years Ended December 31,
	2005	2004	2003
Basic weighted average shares of common stock outstanding	73,271	72,740	71,892
Effect of dilutive items:
Stock options and unvested RSUs, net	369	790	763
Diluted weighted average shares of common stock outstanding	73,640	73,530	72,655

Anti-dilutive weighted average common stock equivalents	4,840	4,164	4,269

Fair Value of Financial Instruments

As of December 31, 2005 and 2004, the carrying amount of cash and cash equivalents, accounts receivable, net, accounts payable and accrued expenses and other liabilities approximated fair value due to the short maturity of these instruments.  Investments available-for-sale are carried at market value.

Concentration of Credit Risk

The Company invests in U.S. and government agency securities, state, municipal and local agency securities, debt instruments of corporations, asset-backed obligations, and taxable, tax-advantaged and tax-free auction rate securities with investment grade credit ratings (see Note 5).  The Company has established guidelines relative to diversification and maturities that are designed to help ensure safety and liquidity.

Accounts receivable are principally due from independent pharmacies, pharmacy chains, pharmacy buying groups, physicians’ offices, pharmaceutical wholesalers and distributors, and collaborative partners.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required.  The Company performs ongoing credit evaluations of customers, considering, among other things, the aging of the account, the type of customer, payment patterns and other relevant information and maintains allowances for potential uncollectible balances.  As of December 31, 2005, the Company had one customer that accounted for 10% of accounts receivable, net, that does business with its Generic Products and Contract Services Segments.  As of December 31, 2004, the Company had one customer that accounted for 10% of accounts receivable, net, that did business with both its Generic Products and Brand Products Segments.

The Company makes a significant amount of its generic product sales to a limited number of large pharmaceutical wholesalers and warehousing pharmacy chains.  The loss of any of these customers would have an adverse effect on its business and results of operations.  No one customer accounted for more than 10% of the Company’s total revenues for the years ended December 31, 2005, 2004 and 2003.

The Company’s Andrx product revenues have been highly dependent on a limited number of products, particularly the revenues from generic versions of Cardizem® CD and, to a lesser extent, Tiazac® and Glucotrol XL® (supplied by Pfizer Inc.).

Comprehensive Income

SFAS 130, “Reporting Comprehensive Income” establishes standards for reporting and presentation of comprehensive income and its components in financial statements.  The Company has included the disclosure required by this pronouncement in the accompanying Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003, as required.  Accumulated other comprehensive loss, net of income tax benefit in the Consolidated Balance Sheets and Statements of Stockholders’ Equity consists entirely of unrealized gains and losses on investments available-for-sale, net of income taxes.

Business Segments

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for defining segments and disclosing information about them.  The provisions of SFAS 131 require that the segments be based on the internal structure and reporting of the Company’s operations (see Note 20).

Recent Accounting Pronouncements

• Inventory Costs

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, “Inventory Costs,” amending the guidance in Accounting Research Bulletin (ARB) 43, Chapter 4, “Inventory Pricing” by clarifying the accounting for certain items.  SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges, and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.  SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, however, earlier application is permitted.  SFAS 151 will not have a material impact on the Company’s consolidated financial statements.

• Share-Based Payment

In December 2004, the FASB issued SFAS 123(R).  SFAS 123(R) requires the cost of share-based payment transactions, including share options, restricted share plans, and employee share purchase plans, to be recognized in financial statements.  The cost of these transactions will be measured based on the fair value of the equity or liability instruments issued.  SFAS 123(R) replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees.”  SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees.  However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used.  In April 2005, the Securities and Exchange Commission (SEC) extended the compliance dates and public companies will now be required to apply the provisions of SFAS 123(R) no later than the first fiscal year that begins after June 15, 2005.

During 2005, the Company discontinued its practice of issuing options, and on March 2, 2005, the Company accelerated the vesting of out-of-the-money unvested stock options, as previously discussed.  In accordance with APB Opinion 25, this acceleration did not result in the recognition of any compensation expense.  The acceleration of the vesting of these stock options will eliminate the need for recognizing future compensation expense associated with these options.  Andrx will begin to expense the remaining unvested stock options to acquire approximately 750 shares of common stock beginning January 2006.  The Company estimates the non-cash compensation expense to be recognized related to these options, assuming no forfeitures and no additional grants, will be approximately $2,000, of which $1,300, $500, and $200 will be expensed in 2006, 2007, and thereafter, respectively.

Once the provisions of SFAS 123(R) go into effect, the Company’s Employee Stock Purchase Plan (ESPP) will also be treated as compensatory.  The compensation expense that will be recognized in connection with the ESPP will depend on the number of employees participating in the plan, the stock price at the end of each month, and other factors.  Had SFAS 123(R) been in effect for 2005, the compensation expense recognized in connection with the ESPP would have been immaterial to the Company’s results of operations.

The Company has determined that it will implement SFAS 123(R) using the modified prospective application, whereby it will begin recognizing stock-based compensation expense in the Consolidated Statement of Income beginning in 2006 for stock options and the Company’s ESPP, and continue to include pro forma disclosures in the footnotes for previous periods.  The Company anticipates that the quarterly pro forma disclosures for 2005 will be revised to reflect the capitalization of certain stock-based compensation costs to inventory.  Previously, such costs were not capitalized due to immateriality.  However, the Company’s acceleration of the vesting of out-of-the-money unvested stock options on March 2, 2005 resulted in a significant increase in compensation expense under the fair value-based method of accounting in the pro forma disclosures for the three months ended March 31, 2005 (see Stock-Based Compensation above).  As a result, the capitalization of certain stock-based compensation costs to inventory would have increased the pro forma net income and diluted earnings per share for the first quarter of 2005 by $4,810 and $0.07, respectively, and decreased the pro forma net income and diluted earnings per share for the third quarter of 2005 by $5,266 and $0.07, respectively.

• Accounting for Income Taxes – the American Jobs Creation Act of 2004

In December 2004, the FASB issued FASB Staff Position (FSP) FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004.”  FSP FAS 109-1 states that the qualified production activities deduction under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with FAS 109, and not as a rate reduction.  FSP FAS 109-1 was effective upon issuance.  This standard and the American Jobs Creation Act of 2004 did not have a material impact on the Company’s Consolidated Financial Statements.

• Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion 20 “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.”  SFAS 154 changes the requirements for the accounting for and reporting of changes in accounting principles, requiring retrospective application to prior periods’ financial statements, unless it is impracticable to do so.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.  In the Consolidated Statement of Income for the year ended December 31, 2004, the Company reclassified $737 for R&D services rendered, previously reflected as a reduction to R&D, to licensing, royalties and other revenue.  In the Consolidated Balance Sheet as of December 31, 2004, the Company reclassified certain sales allowances of $19,099 from accrued expenses and other liabilities to accounts receivable, net.  The reclassification of certain sales allowances also resulted in a reclassification of $5,009 and $6,245, respectively, from change in accrued expenses and other liabilities to change in accounts receivable in the Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003.  Also in the Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, the Company reclassified $17,802 and $17,181, respectively, from change in current liabilities to change in liabilities for uncertain tax positions.  In addition, in the Consolidated Statement of Cash Flows for the year ended December 31, 2003, the Company reclassified $10,000 from change in current liabilities to change in deferred revenue.

(3)           Dispositions

Fortamet and Altoprev

In December 2004, the Company’s Board of Directors approved a plan to divest, or seek other strategic alternatives for its brand pharmaceutical business.  On March 28, 2005, the Company consummated agreements with First Horizon for the sale and licensing of certain rights and assets related to its former Fortamet and Altoprev brand pharmaceutical products, and the manufacturing and supply of these products, at which time the Company received $50,000 related to Fortamet.  After meeting certain supply requirements, as defined, the Company received $35,000 in proceeds for Altoprev, which are refundable if certain supply requirements, as defined, are not maintained.  That contingency abates ratably over a 30-month period, which began in August 2005.  The Company is also entitled to receive royalties of 8% and 15% of net sales, as defined, from First Horizon’s sales of Fortamet and Altoprev, respectively, until a respective product encounters generic competition.  The Company has retained its obligation to pay a royalty to Sandoz Inc. related to net sales of Fortamet, as defined, until May 2009, which is subject to certain annual minimums ranging from $4,000 to $5,000 and a $10,000 annual maximum.  The manufacturing and supply agreement for Fortamet and Altoprev entered into with First Horizon is for a ten-year term and is subject to a two-year notice of intent by the Company to terminate beginning five years after the date the agreement was executed.  Transaction costs of approximately $1,778 were deferred and recorded in other assets, and are being amortized to cost of goods sold over the ten-year term of the manufacturing and supply agreement.

The transaction with First Horizon constitutes a revenue arrangement with multiple deliverables consisting of (i) the licensing of the rights to the products and (ii) the manufacture and supply of the products.  The Company does not have objective and reliable evidence of the fair value of the licensing of the rights to Fortamet and Altoprev, nor can it determine the fair value of the contract manufacturing services because it cannot reliably estimate future prescription levels or the timing of potential generic introductions of each respective product.  As a result, the $85,000 of up-front fees received from First Horizon are being deferred and recognized as revenue on a straight-line basis over the ten-year term of the manufacturing and supply agreement.  Since the Company is required to refund all or a portion of the $35,000 Altoprev proceeds in the event that the Company is unable to maintain certain supply requirements, as defined, the Company will recognize deferred revenue related to Altoprev as that contingency abates.

For the year ended December 31, 2005, the Company amortized $6,375 of deferred revenue related to Fortamet and Altoprev.  As of December 31, 2005, the Company had deferred revenue related to Fortamet and Altoprev of $78,625, included in deferred revenue in the December 31, 2005 Consolidated Balance Sheet (see Notes 11 and 12).

Prior to the disposition, the Brand Business Segment included $26,316 of goodwill, which the Company evaluated for impairment subsequent to the First Horizon transaction.  The remaining Entex and Anexsia brand product lines do not require sales force promotion.  As a result, in the first quarter of 2005, the Company made the decision to terminate substantially all of its brand business employees, which effectively completed the disposition of the brand business.  Consequently, the brand business goodwill was deemed to have no implied fair value.  Accordingly, in the first quarter of 2005, the Company recorded a non-cash goodwill impairment charge of $26,316, shown separately in the 2005 Consolidated Statement of Income.

During the 2005 first quarter, the Company recorded charges associated with the disposition of its brand business, including personnel related charges for severance, performance incentives and retention of approximately $9,957, reflected in SG&A, and $3,805 of non-cash charges, including $1,000 related to inventory and $2,258 related to sample inventory for Altoprev and Fortamet, included in cost of goods sold and SG&A, respectively.  The Company continued to incur operating expenses throughout the remainder of 2005 as the Company wound down the brand business, including an additional $541 of severance cost and a non-cash charge of $443 related to leased facilities in the third quarter of 2005, reflected in SG&A.  In the fourth quarter of 2005, the Company reversed approximately $550 of severance cost that was previously accrued.  As of December 31, 2005, the personnel related liability associated with the disposition of the brand business was $26.  All brand operations have ceased as of December 31, 2005.

The following table presents the major classes of assets and liabilities that were presented as assets and liabilities held for sale related to the Company’s Brand Products Segment in the December 31, 2004 Consolidated Balance Sheet, subsequent to the Company’s Board of Directors approving a plan to divest, or seek other strategic alternatives for its brand pharmaceutical business:

December 31, 2004
Assets held for sale:
Inventories	$14,581
Deferred income tax assets	599
Other current assets	2,848
Property, plant and equipment, net	887
Goodwill	26,316
Other intangible assets, net	3,889
Total assets held for sale	$49,120

Liabilities held for sale:
Obligations under capital leases	$1,530
Deferred income tax liabilities	1,959
Total liabilities held for sale	$3,489

As of December 31, 2004, the Company ceased depreciating and amortizing assets held for sale.  As part of the First Horizon transaction, the Company retained $3,889 of Fortamet product rights, net, which it resumed amortizing in April 2005 over approximately two years, which represented the remainder of the Fortamet marketing exclusivity period granted by FDA.  The obligations under capital leases were paid off during 2005.

Sale of Massachusetts Aerosol Manufacturing Operation

During 2003, the Company recorded charges to cost of goods sold of $12,115, related to the impairment of certain assets, primarily inventories and property, plant and equipment, and under-utilization and inefficiencies at its former Massachusetts aerosol facility, which is included in the Generic Products Segment.  On October 9, 2003, Andrx entered into an agreement to sell its Massachusetts aerosol manufacturing operation to Amphastar Pharmaceuticals, Inc., and recognized a gain of $3,730, which was included in gains on sale of assets in the Consolidated Statement of Income.  The Company also agreed, under certain circumstances, to continue to purchase certain minimum quantities of albuterol metered dose inhaler (MDI) for at least one year, which it renewed for another two years in November 2004.

Sales of Internet Assets

In December 2003, the Company sold its POL web portal to Web MD for $2,000.  The Company recorded a $1,000 gain on the sale of Internet assets, included in gains on sale of assets in the 2003 Consolidated Statement of Income.

(4)           Collaborative Agreements

Generic Prilosec

In October 2002, the Company entered into an agreement with Genpharm Inc. and Kremers Urban Development Company (KUDCo), pursuant to which Genpharm and Andrx relinquished their marketing exclusivity rights to the 10mg and 20mg strengths of their generic versions of Prilosec®, thereby accelerating the ability of KUDCo to receive final FDA approval for their version of that product, which KUDCo received on November 1, 2002.  On December 9, 2002, KUDCo commenced marketing their generic version of Prilosec.

Licensing revenues from KUDCo are recognized in accordance with the terms of the above agreement (see Note 12).  The Company is entitled to a share of the net profits, as defined.  The licensing rate due from KUDCo decreased from 15% to 9% in June 2003, and further decreased to 6.25% in February 2004, where it remained until Andrx’s profit participation ceased in February 2006.  KUDCo’s sales allowances reported to the Company are currently being reviewed by an independent third party, consistent with the terms of the agreement.  Licensing revenues from KUDCo have also been affected by competition, which has resulted in reduced sales of KUDCo’s generic version of Prilosec.

Generic OTC Claritin Products

Andrx has a collaborative arrangement with L. Perrigo Company whereby Andrx agreed to manufacture and supply Perrigo with its generic versions of Claritin-D® 12, Claritin-D® 24 and Claritin® RediTabs, and Perrigo agreed to market such products as “store-brand,” over-the-counter (OTC) products.  Perrigo launched Andrx’s OTC generic version of Claritin-D 24 in June 2003 and Andrx’s OTC generic version of Claritin RediTabs in January 2004.  In 2005, the Company discontinued its efforts associated with the generic version of Claritin-D 12.  Under the terms of the arrangement, Perrigo and the Company share net profits, as defined, from product sales.

Generic Wellbutrin SR/Zyban

In July 2003, Andrx entered into an Exclusivity Agreement with Impax Laboratories, Inc. and Teva Pharmaceuticals Curacao N.V. pertaining to the respective ANDAs for generic versions of Wellbutrin SR® 150mg and Zyban®.  In March 2004 and May 2004, the Company relinquished its rights to the 180-day period of market exclusivity for generic Wellbutrin SR 150mg and generic Zyban, respectively, allowing Impax and other companies to gain FDA approval to market their products.  Teva launched Impax’s generic Wellbutrin SR product in the first quarter of 2004 and Impax’s generic Zyban product in the second quarter of 2004, and the Company received a share of the profits, as defined, derived from Teva’s sale of such products for each respective 180-day period, which ended in September 2004 for generic Wellbutrin SR 150mg and in November 2004 for generic Zyban (see Note 12).

Generic Glucotrol XL

In September 2003, Andrx entered into agreements with Pfizer Inc. and ALZA Corporation to resolve patent infringement litigation involving Andrx’s ANDAs for the 2.5mg, 5mg and 10mg strengths of Glucotrol XL®.  Pursuant to this settlement, Pfizer and ALZA dismissed their lawsuits against the Company, the parties exchanged mutual releases, and the Company received the right to either market the generic Glucotrol XL product supplied by Pfizer as an authorized generic and/or to manufacture and market Andrx’s ANDA product(s) in exchange for a royalty, pursuant to a sublicense for relevant ALZA patents.  The Company launched all three strengths of generic Glucotrol XL, supplied by Pfizer, during the fourth quarter of 2003.

Pursuant to the supply agreement, Pfizer is required to pay a fee if it is unable to supply product in accordance with the terms of the agreement.  During 2005, the Company recorded a receivable and related reduction to cost of goods sold of $4,500 as a result of Pfizer’s failure to deliver the 2.5mg strength of this product in accordance with the agreement.  This $4,500 amount was included in accounts receivable, net in the December 31, 2005 Consolidated Balance Sheet, and was received in January 2006.

Cardura XL

In November 2003, Andrx entered into a five-year supply and distribution agreement with Pfizer Inc. in the U.S. regarding their NDA for Cardura® XL, a sustained-release formulation of doxazosin mesylate used to treat benign prostatic hyperplasia.  The Company paid Pfizer $10,000 upon execution of this agreement which was refundable at the Company’s option if Pfizer did not obtain FDA Approval for Cardura XL by December 31, 2004.  In January 2005, the Company notified Pfizer that it was exercising its right to terminate this agreement and Pfizer refunded the $10,000 to the Company in February 2005.  This $10,000 amount was included in prepaid and other current assets in the December 31, 2004 Consolidated Balance Sheet.

Generic Oral Contraceptive Products

In December 2003, Andrx entered into an agreement with Teva to develop and market certain generic oral contraceptive pharmaceutical products.  Under the terms of the agreement, (i) Teva has exclusive marketing rights to these products in the U.S. and Canada, (ii) Andrx is responsible for developing the formulations, gaining U.S. regulatory approval of, and manufacturing these products at the Company’s facilities, and (iii) the parties share R&D costs on certain oral contraceptive pharmaceutical products and the net profits, as defined, from product sales.  In April 2004, Teva launched generic versions of Ortho Tri-Cyclen® and Ortho Cyclen®-28.  In March 2006, Andrx and Teva amended the agreement whereby, Andrx agreed to pay Teva $4,000 to receive, among other things, the right to subcontract its manufacturing obligations and agreed that upon a change in control of Andrx to an entity who competes with the oral contraceptive products, as defined, Andrx will transfer to Teva all of its oral contraceptives ANDA’s, pending oral contraceptives ANDA’s and technical and intellectual assets, as defined, solely related to the oral contraceptive business and Teva’s share of the net profits from products sales will be increased.

For 2005 and 2004, the Company recorded $2,175 and $737, respectively, as licensing, royalties and other revenue for R&D services rendered to Teva associated with the development of generic versions of oral contraceptive products.  Costs related to these services are included in R&D and approximate the revenues (see Note 12).

Actos and Extended-Release Metformin Combination Product

In December 2003, Andrx entered into an agreement with Takeda Chemical Industries, Ltd. to develop and market a combination product consisting of Takeda’s Actos® (pioglitazone) and Andrx’s approved 505(b)(2) NDA extended-release metformin, each of which is administered once a day for the treatment of type 2 diabetes.  The Company is responsible for obtaining regulatory approval of its extended-release metformin in countries that Takeda determines it will market the combination product.  In addition, the Company is responsible for the formulation and manufacture of this combination product and Takeda is responsible for obtaining regulatory approval of and marketing this combination product, both in the U.S. and in other countries.  The Company will receive milestone payments from Takeda upon the occurrence of certain specified events, as well as a transfer price for product manufactured by the Company and a royalty and certain additional performance payments related to Takeda’s sale of the combination product.  Due to meeting certain specified requirements, as defined, the Company received a $10,000 development milestone payment in January 2004 and a $10,000 development milestone payment in July 2005.  Deferred revenue in the 2004 and 2005 Consolidated Balance Sheets included $10,000 and $20,000, respectively, associated with the Takeda agreement, as the amounts to be retained by Andrx are contingent upon meeting certain future requirements, as defined (see Note 11).  In addition, for 2005, the Company recorded as licensing, royalties and other revenue $5,281, which represented contract R&D services rendered to Takeda.  Costs related to these services are included in R&D and approximate the revenues (see Note 12).

Generic Paxil

Andrx entered into an agreement with Genpharm whereby it will have the exclusive right to market an affiliate of Genpharm’s generic versions of Paxil® 10mg, 20mg, 30mg, and 40mg tablets in the U.S., in exchange for a royalty based on net profits, as defined.  In May 2004, the Company launched all four strengths of Genpharm’s generic Paxil product (see Note 18).

Generic Cardizem CD and Tiazac

Andrx has supply and distribution agreements with Sandoz for the commercialization for seven years in Canada of the Company’s generic versions of Cardizem CD and Tiazac.  The generic versions of Cardizem CD and Tiazac were launched in Canada in 2001 and 2006, respectively.  The Company is entitled to a share of the net profits, as defined, from the sales of the products (see Note 18).

Anexsia

On July 1, 2001, Andrx entered into an eight-year agreement with the pharmaceutical division of Mallinckrodt, a Tyco healthcare company, for the marketing rights to Mallinckrodt’s Anexsia product line, a hydrocodone pain product line.  In connection with this agreement, the Company will receive royalties on a percentage of the net margin, as defined, from the sales of generic versions of the Anexsia products marketed by Mallinckrodt (see Notes 12 and 18).

Generic Lovenox

On May 2, 2005, Andrx entered into an agreement to obtain certain exclusive marketing rights for both strengths of Amphastar Pharmaceuticals, Inc.’s proposed generic version for Aventis Pharmaceuticals, Inc.’s Lovenox® (enoxaparin sodium) injectable product.  Amphastar submitted its ANDA for generic Lovenox to the FDA in March 2003, and is the subject of a patent infringement lawsuit filed by Aventis.  In June 2005, the U.S. District Court for the Central District of California granted summary judgment in Amphastar’s favor in the patent infringement lawsuit filed by Aventis relating to this ANDA.  As a result of this court decision, the 30-month stay of approval of this ANDA imposed by law is no longer in effect, though such decision will not trigger any right Amphastar’s ANDA may have to a 180-day period of exclusivity.  In September 2005, Aventis appealed this decision and in January 2006, the appeal was heard and the parties are awaiting the court’s decision.  However, Amphastar has not obtained FDA Approval for its product and the product continues to be delayed by, among other things, a Citizen Petition, including two supplements.  Amphastar has submitted comments to Aventis’ Citizen Petition and supplements.

The marketing rights Andrx obtained from Amphastar generally extend to the U.S. retail pharmacy market.  To obtain such rights, the Company paid $4,500 upon execution of the agreement, which is included in other assets in the 2005 Consolidated Balance Sheet, and will make an additional $5,500 payment to Amphastar once certain milestones relating to the product are achieved, including obtaining FDA Approval and a favorable resolution of the pending patent litigation.  In exchange, Andrx will receive up to 50% of the net profits, as defined, generated from sales of Amphastar’s product in the U.S. retail pharmacy market.  Under certain specified conditions, the Company has the right to receive a refund of the amounts paid to Amphastar.

InvaGen Pharmaceuticals Inc.

On January 19, 2006, Andrx entered into an agreement with InvaGen Pharmaceuticals Inc. to commercialize 11 ANDAs.  ANDAs for two of the products have been filed with the FDA and it is anticipated the ANDAs for the remaining products will be submitted during 2006 and through early 2007.  Pursuant to the agreement, InvaGen will be responsible for all formulation work, regulatory submissions and manufacture of each of the products.  Andrx will be responsible for sales and marketing efforts and coordination of legal activities, if any.  In addition, the agreement also provides that Andrx, at its option, may site transfer manufacturing of certain products to InvaGen’s facility.

 (5)          Investments Available-For-Sale

Investments available-for-sale consist of the following:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Short-term:
U.S. and government agency securities	$54,031	$—	$(421)	$53,610
State, municipal and local agency securities	2,069	—	(12)	2,057
Investment grade corporate debt	139,211	1	(575)	138,637
Taxable, tax-advantaged and tax-free auction rate securities	53,649	6	(2)	53,653
	248,960	7	(1,010)	247,957
Long-term:
U.S. and government agency securities	28,067	—	(349)	27,718
State, municipal and local agency securities	5,098	—	(47)	5,051
Investment grade corporate debt	68,866	4	(535)	68,335
Asset-backed obligations	22,076	5	(80)	22,001
	124,107	9	(1,011)	123,105
	$373,067	$16	$(2,021)	$371,062

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Short-term:
U.S. and government agency securities	$7,917	$—	$(36)	$7,881
State, municipal and local agency securities	12,597	—	(39)	12,558
Investment grade corporate debt	6,593	—	(17)	6,576
Taxable, tax-advantaged and tax-free auction rate securities	17,800	—	—	17,800
	44,907	—	(92)	44,815
Long-term:
U.S. and government agency securities	50,469	1	(463)	50,007
State, municipal and local agency securities	13,204	2	(83)	13,123
Investment grade corporate debt	53,255	—	(423)	52,832
Taxable, tax-advantaged and tax-free auction rate securities	7,000	—	—	7,000
	123,928	3	(969)	122,962
	$168,835	$3	$(1,061)	$167,777

The unrealized losses on the Company’s investments available-for-sale were primarily caused by interest rate increases and not credit quality.  Since the Company has the ability and intent to hold these investments until a recovery of their fair values, which may be at maturity, it does not consider these investments to be other than temporarily impaired as of December 31, 2005.

As of December 31, 2005, the contractual maturities of the Company’s investments available-for-sale were as follows:

	Amortized	Market
	Cost	Value
Less than one year	$195,311	$194,304
Greater than one year	177,756	176,758
	$373,067	$371,062

The investments available-for-sale with contractual maturities greater than one year include $53,653 of auction rate securities at market value that have final maturities longer than one year, but with interest rate auctions occurring periodically within the next year, and are therefore classified as short-term investments available-for-sale.  Also included in investments available-for-sale with contractual maturities greater than one year are securities with features that may allow the issuers to repay obligations earlier than the contractual maturity date without prepayment penalties.

(6)           Inventories and Cost of Goods Sold

Inventories consist of the following:

	December 31, 2005			December 31, 2004
	Commercial	Pre-launch	Total	Commercial	Pre-launch	Total
Raw materials	$16,052	$17,005	$33,057	$17,841	$7,603	$25,444
Work in process	15,280	497	15,777	12,274	2,623	14,897
Finished goods	185,307	899	186,206	155,444	1,519	156,963
	$216,639	$18,401	$235,040	$185,559	$11,745	$197,304

Certain inventories associated with the brand business were classified as assets held for sale in the December 31, 2004 Consolidated Balance Sheet and are not included in the table above (see Note 3).

Pre-launch inventories as of December 31, 2005 consisted primarily of the Company’s generic versions of Biaxin® XL, which has been approved by FDA and is subject to patent litigation (see Note 18), Concerta®, which is subject to patent litigation, Citizen Petitions and potentially exclusivity rights of others, among other things (see Note 18), and Monopril®, which was launched in January 2006.  Pre-launch inventories as of December 31, 2004 consisted primarily of the Company’s generic version of Concerta.  The remaining shelf lives of pre-launch inventories generally exceed one year.

The following table summarizes certain direct charges to cost of goods sold related to the manufacture of Andrx products and product candidates:

	Years Ended December 31,
	2005	2004	2003
Charges related to production of commercial inventories	$9,011	$18,712	$11,509

Consulting fees	6,283	5,233	876

Charges related to pre-launch inventories	16,322	11,319	6,903

Impairment charges:
North Carolina facility	10,000	14,535	—
Entex product rights	—	3,500	—
Massachusetts facility, inventory and severance	—	—	7,851
Florida machinery and equipment	888	—	3,946

Under-utilization and inefficiencies of manufacturing operations:
Florida facilities	10,282	5,240	3,159
North Carolina facility	1,215	2,959	1,491
Massachusetts aerosol facility	—	—	4,264
	$54,001	$61,498	$39,999

Charges related to production of commercial inventories represent costs incurred at the Company’s manufacturing facilities, primarily failed batches.  Consulting fees are primarily related to improving the Company’s quality and manufacturing processes.  For the year ended December 31, 2005, charges related to pre-launch inventories primarily consisted of $9,186 related to the Company’s generic version of Biaxin XL, resulting from the validation and commencement of commercial production and the aging of product that may be short-dated by the date the Company anticipates that its product will likely be sold, as well as $5,303 related to the Company’s generic version of Concerta, which resulted from the aging of product that may be short-dated by the date the Company anticipates that its product will likely be approved and sold.

In November 2005, the U.S. District Court for the District of Northern Illinois granted Abbott Laboratories’ motion for a preliminary injunction related to Andrx’s generic version of Biaxin XL.  The Company has filed a notice of appeal from this order.  As a result, management re-evaluated the probable future economic benefits related to certain of the Company’s generic version of Biaxin XL pre-launch inventories due to dating and recognized additional charges related to pre-launch inventories.

In July 2005, a patent related to Concerta was listed in the FDA’s Electronic Orange Book.  Although Andrx filed its Paragraph IV certification with the FDA relating to this patent and notified the NDA holder and all patentees of such certification, Andrx learned that FDA received a Paragraph IV certification for this patent prior to its certification.  Consequently, FDA may award the 180-day marketing exclusivity rights to another ANDA filer.  However, it is uncertain whether the other filer’s certification conformed to the FDA’s regulations.  If it is determined that the other filer’s certification is invalid, the Company may be awarded such exclusivity.  Under current law, Andrx believes that no 30-month stay of approvals will result from the litigation filed by ALZA Corporation and McNeil-PPC, Inc. against Andrx (see Note 18).  Based on these events, management re-evaluated the probable future economic benefits related to certain of its generic version of Concerta pre-launch inventories due to dating and recognized additional charges related to pre-launch inventories.

For the year ended December 31, 2004, charges related to pre-launch inventories included $4,531 of the Company’s generic version of Concerta (as a result of the delay caused by a Citizen Petition filed with FDA and changes in the in-process testing that were subsequently required by FDA) and $4,150 of the Company’s generic version of Accupril® (as a result of API issues).

For the year ended December 31, 2003, charges related to pre-launch inventories primarily related to the Company’s generic versions of Wellbutrin SR/Zyban, placed into production in 2003.  This product was not approved by FDA, resulting in expiration dating issues.  The Company has discontinued its efforts to commercialize this product.

(7)           Property, Plant and Equipment, Net

Property, plant and equipment, net are summarized as follows:

	December 31,
	2005	2004
Land and land improvements	$10,921	$10,824
Buildings	94,369	81,569
Manufacturing equipment	133,341	112,467
Laboratory equipment	16,703	16,113
Leasehold improvements	32,697	32,212
Computer hardware and software	54,688	51,619
Furniture and fixtures	11,185	12,016
Automobiles	137	112
	354,041	316,932
Less: accumulated depreciation and amortization	(117,267)	(90,770)
	236,774	226,162
Construction in progress	37,277	57,943
	$274,051	$284,105

Depreciation and amortization expense of property, plant and equipment, including assets reported under capital leases, was $29,025, $29,992, and $26,022, for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company purchased its North Carolina facility in December 2002 for approximately $28,250, and began renovating the facility in 2003.  In June 2004, the Company determined that a significant expansion of its Florida facilities would allow it to fulfill its current and projected manufacturing requirements through at least 2007, and decided to discontinue renovation of its North Carolina facility.  These actions, among other things, made it more likely than not that this facility would be sold.  Accordingly, in June 2004, the Company recorded a $14,535 impairment charge to its Generic Products Segment cost of goods sold, which represented the difference between the carrying value and the estimated fair value of its North Carolina facility based on independent appraisals.  The Company entered into a listing agreement for this facility in July 2005.  For the year ended December 31, 2005, the Company reassessed the estimated fair value of this facility based on current market conditions, including an independent appraisal, resulting in an additional $10,000 impairment charge to its Generic Products Segment cost of goods sold.  Management estimates that it is likely that the sale of this facility will not be completed by the end of 2006.  The ultimate amount realized from a sale of this facility may differ from the Company’s fair value estimate.

Certain property, plant and equipment associated with the Company’s brand business were classified as assets held for sale in the December 31, 2004 Consolidated Balance Sheet (see Note 3).

(8)           Other Intangible Assets, Net

Other intangible assets and the related accumulated amortization and amortization periods are set forth below:

			Amortization Periods (Years)
	December 31,			Weighted
	2005	2004	Range	Average
Product rights	$18,995	$13,895	2-8	4.6
Accumulated amortization	(15,379)	(7,868)
Patents	1,569	1,569	14	14
Accumulated amortization	(595)	(490)
Total other intangible assets, net	$4,590	$7,106	2-14	5.2

As of December 31, 2005, estimated amortization expense for intangible assets for each of the five succeeding fiscal years, utilizing the straight-line method, is $2,437, $1,077, $455, $367, and $105.  Amortization expense for other intangible assets was $6,505, $4,576, and $3,041 for the years ended December 31, 2005, 2004 and 2003, respectively.

In May 2004, the Company paid $5,000 to Sandoz Inc. as a result of FDA’s approval and the Company’s first commercial sale of Fortamet (metformin extended-release), as required under its agreement with Sandoz, pursuant to which the Company reacquired the product rights for Fortamet.  That agreement also requires the Company to pay royalties to Sandoz for a five-year period based on sales of Fortamet (with annual guaranteed minimums ranging from $3,000 in year one to $5,000 and an annual maximum of $10,000).  Such product rights were originally recorded in other intangible assets in the Brand Products Segment and amortized on a straight-line basis to cost of goods sold over the three-year Fortamet marketing exclusivity period granted by FDA.  However, as of December 31, 2004, these product rights were classified as assets held for sale and accordingly the Company ceased amortizing these product rights.  As part of the First Horizon transaction, the

Company retained the Fortamet product rights and reclassified them to the Contract Services Segment and resumed amortizing them in April 2005 over approximately two years, which represented the remainder of the Fortamet marketing exclusivity period granted by FDA (see Note 3).  The Fortamet product rights are only included in the December 31, 2005 balance above.

In June 2004, the FDA approved an NDA for an over-the-counter (OTC) product containing the same active ingredients as the Company’s Entex PSE prescription product.  According to FDA guidance, once FDA approves a version of any product that is presently permitted to be on the market and sold by prescription without an approved ANDA or NDA, similar unapproved drug products, such as the Company’s Entex product line, may be subject to FDA action.  As a result, the Company recorded a charge of $3,500 to cost of goods sold in 2004 related to the impairment of the Entex product rights.  This charge represented the difference between the carrying amount and the fair value of the Entex product rights based on the present value of estimated future cash flows.  This charge was originally recorded as part of the Brand Products Segment, but was reclassified to the Contract Services Segment herein.  In addition, in July 2004, the Company began amortizing the remaining carrying amount of its Entex product rights over 18 months and the amortization expense related to the Entex product rights increased by $3,056 to $4,526 on an annual basis.  The effect on net income and related per share amounts was as follows:

	Years Ended December 31,
	2005	2004
Decrease in net income	$(1,925)	$(963)
Decrease in basic and diluted earnings per common share	$(0.03)	$(0.01)

(9)           Unconsolidated Joint Ventures

The Company has two 50% investments in unconsolidated joint ventures, which do not qualify as variable interest entities under the provisions of FIN 46, and therefore are accounted for under the equity method in the accompanying consolidated financial statements.

The Company is a 50/50 joint venture partner with Watson Pharmaceuticals, Inc., in ANCIRC, which was originally established to develop, manufacture and market up to eight generic products.  ANCIRC currently markets its generic version of Oruvail® for which profits are shared equally with Watson and no longer markets its generic version of Trental®.  In November 2000, the ANCIRC partners agreed to discontinue the joint venture’s efforts to develop, manufacture and sell the remaining six products.  The Company elected to continue the efforts to develop, manufacture and sell the remaining six products outside of the joint venture, at its own cost and agreed to pay royalties to Watson, under certain circumstances, on the net sales derived from any of those products, none of which have yet been approved by FDA, including the Company’s generic version of Glucotrol XL (see Note 14).  Other than the Company’s generic version of Glucotrol XL, the Company has discontinued its development efforts with respect to the five other ANCIRC products.

The Company is a 50/50 joint venture partner with Carlsbad Technologies, Inc. in CARAN, whereby Carlsbad develops and manufactures and Andrx markets generic versions of Pepcid® and Mevacor®, and prior to 2005, Prozac®.  The Company shares profits equally with Carlsbad on these products.

As of December 31, 2005 and 2004, the Company’s investments in unconsolidated joint ventures were $2,560 and $4,477, respectively, and are included in other assets in the Consolidated Balance Sheets.

Condensed financial information of the unconsolidated joint ventures is not presented, as they are not material to the Company’s consolidated financial statements.

(10)         Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	December 31,
	2005	2004
Taxes, excluding payroll taxes	$22,981	$56,397
Sales allowances	13,409	12,859
Payroll, payroll taxes and related benefits	21,304	22,016
Other	33,452	25,798
	$91,146	$117,070

(11)         Deferred Revenue

Deferred revenues primarily relate to up-front fees received from First Horizon related to Fortamet and Altoprev (see Note 3) and milestone payments received from Takeda (see Note 4).  The following is a roll forward of deferred revenues for 2005:

	First Horizon
	Fortamet	Altoprev	Takeda	Other	Total

Balance as of January 1, 2005	$—	$—	$10,000	$974	$10,974
Additions	50,000	35,000	10,000	—	95,000
Amortization	(3,750)	(2,625)	—	(105)	(6,480)
Balance as of December 31, 2005	$46,250	$32,375	$20,000	$869	$99,494

(12)         Licensing, Royalties and Other Revenue

Licensing, royalties and other revenues were as follows:

		Years Ended December 31,
Company	Product(s)	2005	2004	2003

First Horizon	Altoprev	$17,106	$—	$—
First Horizon	Fortamet	13,443	—	—
KUDCo	Generic Prilosec	7,160	8,157	76,658
Mallinckrodt	Generic Anexsia	7,004	3,328	1,851
Takeda	Pioglitazoe/extended-release metformin	5,281	—	375
Teva/Impax	Generic Wellbutrin SR150 mg /Zyban	3,567	33,234	—
Ranbaxy	Generic Monopril-HCT	2,254	1,212	—
Teva	Generic oral contraceptives	2,175	737	—
Armstrong	Generic Albuterol	—	—	3,802
Other	Various	239	1,081	4,902
		$58,229	$47,749	$87,588

Fortamet and Altoprev revenues include contract manufacturing revenues, amortization of deferred revenues, and licensing and royalty revenues (see Note 3).

The Company’s profit participation under the agreements with Teva and Impax allowed for a 90-day period following the expiration of the profit participation to, among other things, adjust sales allowances.  In 2005, based on the results of a review performed as allowed under the agreements, the Company recorded a reversal of sales allowances previously recorded of $3,567.

Licensing, royalties and other revenue associated with the generic version of Prilosec for 2004 included an allocation to Andrx of $3,000 made by KUDCo related to its June 2004 $50,000 settlement of patent infringement litigation with Mylan Laboratories, Inc. and Esteve Quimica S.A., partially offset by a $2,520 reversal of sales allowances previously recorded by KUDCo.

Andrx recorded as licensing, royalties and other revenue contract R&D services rendered to Takeda, consisting primarily of labor and overhead associated with the development of a combination product consisting of Takeda’s Actos (pioglitazone) and Andrx’s extended-release metformin.  Such labor and overhead costs are included in R&D, and approximate the revenues.

The Company recorded as licensing, royalties and other revenue R&D services rendered to Teva associated with the development of generic versions of oral contraceptive products.  Costs related to these services are included in R&D, and approximate the revenues.

(13)         Income Taxes

The components of the provision (benefit) for income taxes are summarized as follows:

	Years Ended December 31,
	2005	2004	2003
Current provision:
Federal	$3,195	$1,678	$—
State	—	—	—
	3,195	1,678	—
Deferred provision (benefit):
Federal	(11,491)	7,155	12,156
State	(474)	1,768	694
	(11,965)	8,923	12,850

Change in liabilities for uncertain tax positions, net	(32,802)	17,802	17,181

Total	$(41,572)	$28,403	$30,031

The following table indicates the significant elements contributing to the difference between the federal statutory rate and the Company’s effective tax rate:

	Years Ended December 31,
	2005	2004	2003

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal effect	2.0	2.0	2.0
Reversal of liabilities for uncertain tax positions, net	(157.0)	(7.7)	—
Recognition of the benefit of net operating loss carryforward	(79.6)	—	—
Other, net	0.6	0.9	1.4
Effective tax rate	(199.0)%	30.2%	38.4%

Deferred income taxes represent the tax effect of the difference between financial reporting and income tax bases of assets and liabilities.  The major components of deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
DEFERRED INCOME TAX ASSETS:
Credits and loss carryforwards	$14,397	$5,243
Operating allowances and liabilities	56,529	53,239
Total deferred income tax assets	70,926	58,482
Deferred income tax assets reclassified to assets held for sale	—	(599)
Total deferred income tax assets per balance sheets	$70,926	$57,883

DEFERRED INCOME TAX LIABILITIES:
Tax over book depreciation and amortization	$33,702	$36,564
Deferred income tax liability reclassified to liabilities held for sale	—	(1,959)
Total deferred income tax liabilities per balance sheets	$33,702	$34,605

As of December 31, 2005, the Company had unused tax credits and loss carryforwards included in deferred income tax assets of $14,397, of which $12,163 expire between 2010 and 2023 and $2,234 can be carried forward indefinitely.

The Company records a valuation allowance to reduce its deferred income tax assets to the amount that is more likely than not to be realized.  As of December 31, 2005, the Company had deferred income tax assets totaling $70,926.  The Company has considered its ability to carry back certain net operating losses, generate future taxable income and utilize ongoing prudent and feasible tax planning strategies and has determined that no valuation allowance is necessary on its deferred income tax assets.  In the event that the Company were to determine that it would not be able to realize all or part of its deferred income tax assets in the future, an adjustment to the valuation allowance would be charged to the Consolidated Statement of Income in the period such determination was made.

For 2005, the Company generated an income tax benefit of $41,572 compared to an expected income tax expense at the annual effective federal tax rate of 35%.  The 2005 operations generated $7,866 of federal and state income tax expense, which is offset by the reversal of liabilities for uncertain tax positions and the benefit from the recognition of a net operating loss carryforward in the first quarter of 2005 as a result of the Internal Revenue Service’s (IRS) completion of its audit of the Company’s 2003 income tax return.

  The Company’s 2003 income tax return reflected a tax loss of approximately $63,000, tax effected, as the result of certain ordinary business developments.  At that time, management believed the tax loss was appropriate and deductible.  Nevertheless, due to the complexity of the tax rules and likelihood of a review and subsequent challenge by the taxing authorities, the Company recorded a liability to fully offset the resulting 2003 and 2004 income tax benefits.  As of December 31, 2004, the Company had recorded a liability of $31,321 related to this uncertain tax position that was included in accrued expenses and other liabilities in its Consolidated Balance Sheet.  In April 2005, the IRS disallowed a portion of the 2003 tax loss in the amount of $14,839, tax effected, and completed their examination of the Company’s 2003 income tax return.  Due to the resolution of the 2003 loss with the IRS and the completion of the 2003 examination, in the first quarter of 2005, the Company recognized a tax benefit of approximately $48,971 as a result of the reversal of previously recorded liabilities for uncertain tax positions of $32,335 and recognition of an additional $16,636 net operating loss carryforward, tax effected.

The IRS is in the process of concluding their audits for the years 1999 through 2002.  During those years, despite the Company’s belief that its tax return positions are correct, the Company established liabilities for uncertain tax positions that may become payable in the event its positions are not upheld.  During 2004, the IRS proposed a settlement of certain matters related to their audit, to which the Company agreed, and Andrx reversed $7,903 of liabilities for uncertain tax positions related to these contingencies.  As of December 31, 2005, the Company had remaining liabilities for uncertain tax positions of $22,619 included in accrued expenses and other liabilities in the Consolidated Balance Sheet.

The Company’s liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment.  It is reasonably possible that the effective tax rate and/or cash flows may be materially impacted by the ultimate resolution of the Company’s tax positions.

 (14)        Commitments

Secured Line of Credit

On December 30, 2002, Andrx entered into a four-year, secured revolving line of credit facility for up to an aggregate amount of $185,000, none of which was outstanding at December 31, 2004.  Fees accrued on the unused portion of the credit facility at 0.75%.  On September 23, 2005, the Company gave notice that it was terminating this credit facility.  Accordingly, in the third quarter of 2005, Andrx wrote-off unamortized debt issuance costs of $1,160, included in write-off of unamortized issuance costs upon termination of credit facility in the Consolidated Statement of Income for 2005.  The termination was effective October 19, 2005.

Royalties on Products

Pursuant to the ANCIRC agreement, as amended, Watson may be entitled to receive a royalty on net sales of Andrx’s generic version of Glucotrol XL, for which the Company has an ANDA pending with FDA.  No royalty is due with respect to Andrx’s sale of generic Glucotrol XL purchased from Pfizer (see Note 4).

In February 1993, the Company entered into a royalty agreement with Dr. Chen, its former Co-Chairman and Chief Scientific Officer, which provides for royalties to Dr. Chen on the sales of its generic version of Cardizem CD, for which the Company received final FDA approval in July 1998.  In August 1998, it amended that royalty agreement to account for the various contingencies presented by the stipulation (see Note

18). The Company accrued royalties to Dr. Chen of $2,926, $3,222, and $3,811 for the years ended December 31, 2005, 2004 and 2003, respectively, based on 3.33% of the net sales of its generic version of Cardizem CD, as defined.  As of December 31, 2005 and 2004, the Company had amounts due to Dr. Chen of $257 and $256, respectively.

The Company has retained its obligation to pay a royalty to Sandoz related to net sales of Fortamet, as defined, until May 2009, which in the future is subject to certain annual minimums ranging from $4,000 to $5,000 and a $10,000 annual maximum (see Note 3 and 8).  The Company recorded royalties related to this arrangement of $3,750 and $2,000 to cost of goods sold for the years ended December 31, 2005 and 2004.

Employment Agreements

The Company has entered into employment agreements with certain of its executive officers and employees.  These agreements generally provide, among other things, for the payment of an amount to such employees, ranging from 50% to 300% of the employee’s annual salary or annual salary plus bonus, and in some cases the vesting of some or all of the employee’s stock based compensation, in the event the employee’s employment is terminated by Andrx without cause, as therein defined, or by the employee for good reason, as therein defined.  Unless such termination is for cause, if such termination occurs within a specified period following a change in control of the Company, as therein defined, the agreements require Andrx to vest all of the employee’s stock based compensation.  If the Company’s president terminates his employment, without good reason, within an 18-month period following the date the Board of Directors appoints a new chief executive officer, his agreement requires the Company to vest all of the executive’s stock based compensation and to negotiate a cash severance compensation amount.  The president’s agreement expires in September 2006, but may be extended by mutual agreement of the parties.

In 2004, a former chief executive officer received severance of $1,700, the continuation of benefits for an 18-month period, and 17 shares of common stock, which was the vested portion of the 100 RSUs he was granted in connection with his hiring.

On September 15, 2005, the Company entered into a separation agreement and a non-competition agreement with its Former General Counsel, entitling him to severance, the continuation of certain benefits for an 18-month period, acceleration of vesting of all unvested stock options; and the acceleration of vesting of 35 RSUs.  This resulted in the Company recording a charge of $9,334 to SG&A in the Corporate and Other Segment, $7,024 of which was a non-cash charge (see Note 16).

On March 11, 2006, the Compensation Committee of the Board of Directors extended the employment agreements of the Company’s President and the President of Andrx Pharmaceuticals, Inc. through September 28, 2008 and December 31, 2007, respectively.

On March 11, 2006, the Compensation Committee of the Board of Directors amended the CEO’s employment agreement to provide for additional severance payments if the CEO is (i) terminated by the Company upon a change of control as defined, or (ii) resigns for good reason, as defined, to include six months’ base salary and 50% of the most recent annual bonus paid to the CEO prior to the termination.  In addition, on March 11, 2006, the Compensation Committee of the Board of Directors approved a change of control transaction bonus for the CEO.  Pursuant to the provisions of such bonus, upon closing of the merger with Watson, the CEO will become entitled to $1,701, payable in a single lump sum.

Operating Leases

The Company leases manufacturing, laboratory, warehouse and office space and various pieces of equipment under operating leases that expire at various dates through 2017, with renewal options through 2027.  The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year as of December 31, 2005, including the extended lease term when a penalty for failure to renew a lease at the end of the lease term provides reasonable assurance that the lease will be renewed, as in the case of an operating lease that will involve significant leasehold improvements:

	Total Obligation	Sublease	Minimum Lease Payments, Net

2006	$12,764	$(1,490)	$11,274
2007	12,483	(1,272)	11,211
2008	12,228	(1,186)	11,042
2009	11,206	(1,199)	10,007
2010	9,692	(1,212)	8,480
Thereafter	77,297	(1,122)	76,175
	$135,670	$(7,481)	$128,189

Rent expense amounted to approximately $11,809, $12,899, and $11,800 for the years ended December 31, 2005, 2004 and 2003, respectively.

Purchase Commitments

The Company had a purchase commitment at December 31, 2005 of approximately $1,950 for the purchase of albuterol MDI inventories in 2006 under an agreement with Amphastar.  During 2005, the Company purchased approximately $3,000 of albuterol MDI inventories under this agreement.

(15)         Related Party Transactions

In the normal course of its distribution business, the Company purchases finished good inventories from various companies, including Able Laboratories, Inc. (through May 2005) and Ranbaxy Pharmaceuticals.  Dr. Elliot F. Hahn, a current Andrx director, and former executive officer of Andrx, has been a member of Able’s Board of Directors since April 10, 2003.  For the years ended December 31, 2005, 2004 and 2003, the Company purchased finished goods inventories of $4,812, $7,729 and $9,500 from Able, respectively.  As of December 31, 2005, no amounts were due to Able.  As of December 31, 2004, Andrx had amounts due to Able of $21.  Able filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code on July 18, 2005.  In 2001, Ranbaxy purchased the assets of HMS Sales and Marketing, Inc., which is wholly-owned by Lawrence J. DuBow, a current Andrx director, and his immediate family, and Mr. DuBow, through HMS, continues to render consulting services to Ranbaxy.  For the years ended December 31, 2005, 2004 and 2003, the Company purchased finished goods inventories of $32,283, $28,763, and $41,287, respectively, from Ranbaxy.  As of December 31, 2005 and 2004, Andrx had amounts due to Ranbaxy of $6,627 and $441, respectively.  The Company also entered into an agreement with Ranbaxy with respect to Andrx’s market exclusivity rights for its generic version of Monopril HCT.  For the year ended December 31, 2005 and 2004, Andrx recognized $2,254 and $1,212 in licensing and royalties revenues related to this agreement.  As of December 31, 2004, Andrx had amounts due from Ranbaxy related to licensing and royalties revenues of $1,723.  This agreement expired in June 2005 and no amounts were due as of December 31, 2005 (see Note 12).

The Company entered into an Employment Cessation Agreement with Dr. Elliot F. Hahn, Ph.D. on November 15, 2004.  The agreement provided that (i) Dr. Hahn’s employment with Andrx terminated as of October 15, 2004, (ii) Dr. Hahn would provide consulting services through October 15, 2005 for $100, and (iii) as long as he remained a board member, Dr. Hahn would receive an annual $25 board fee, as well as health and dental benefits and access to certain administrative personnel.  On December 12, 2005, the Board of Directors determined that Dr. Hahn shall receive cash compensation for his service as a director commensurate with those amounts received by Andrx’s other non-management directors for his/her service as an Andrx director, as well as continue to receive, among other things, $25 annually and health insurance for him and his dependents.  For the years ended December 31, 2005 and 2004, the Company paid $108 and $21, respectively, to Dr. Hahn related to these agreements.  If a change of control, as defined in the agreement, were to occur, and Dr. Hahn does not serve on the board of the surviving entity, Dr. Hahn shall receive the balance of any board fee and other benefits he is owed through the end of his then-current board term.

In March 2000, Andrx acquired certain assets of Valmed Pharmaceuticals, Inc., also known as VIP, a privately owned distributor of generic pharmaceuticals headquartered in Grand Island, New York for $15,195.  Upon acquiring Valmed, the Company entered into profit sharing and retention agreements with the then current management of Valmed which included, Albert Paonessa III, currently Anda, Inc.’s executive vice president and chief operating officer, his father, the president of Valmed and his sister, a current employee of Valmed.  The agreements related to the Paonessas’ continued management of Valmed and related operations, and were for a period of five years.  For the years ended December 31, 2004 and 2003, the Company paid an aggregate of $736 and $1,843 respectively, to Albert Paonessa III and his family pursuant to the agreements.  No such amounts were paid during the year ended December 31, 2005.

Some of the Company’s executive officers and directors may have investment accounts at the same financial institutions as Andrx.

(16)         Stockholders’ Equity

In June 2004, Andrx’s stockholders approved the Amended and Restated Certificate of Incorporation for Andrx Corporation, which increased the number of shares of common stock authorized for issuance from 100,000 to 200,000.

In March 2003, the Company’s Board of Directors adopted a stockholder rights plan.  The rights plan has certain anti-takeover provisions that may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors.  Under the rights plan, each stockholder is issued one right to acquire one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $70.00, subject to adjustment, for each outstanding share of common stock they own.  These rights are only exercisable if a single person or company acquires 15% or more of the Company’s common stock, or if an announced tender or exchange offer would result in 15% or more of the common stock being acquired.  If the Company were acquired, each right, except those of the acquirer, would entitle its holder to purchase the number of shares of common stock having a then-current market value of twice the exercise price of the right.  In addition, if the Company becomes involved in a merger or other business combination where (1) it is not the surviving company, (2) common stock is changed or exchanged, or (3) 50% or more of its assets or earning power are sold, then each right, except those of the acquirer, would be exercisable for common stock of the acquiring corporation having a market value of twice the exercise price of the right.  In addition, the Board of Directors has the option of exchanging all or part of the rights for an equal number of shares of common stock.  The Company may redeem the rights for $0.01 per right at any time prior to a triggering acquisition and, unless redeemed earlier, the rights would expire on March 20, 2013.

2000 Stock Option Plan and 1993 Stock Incentive Plan

In September 2000, the Company’s stockholders approved its 2000 Stock Option Plan (the 2000 Plan), which allows for the issuance of up to 12,000 shares of common stock.  Under the provisions of the 2000 Plan, the Board of Directors or its compensation committee is authorized to grant stock options of common stock to its employees, consultants or advisors.  The terms for, and exercise price at which any stock option may be awarded, is to be determined by the compensation committee.  Prior to the approval of the 2000 Plan, the Company operated under the 1993 Stock Incentive Plan, as amended, which allowed for the issuance of up to 8,000 shares of common stock in the form of stock options, RSUs, stock appreciation rights and other performance-based awards.

In June 2003, the Company’s stockholders approved an amendment of the 2000 Plan, to, among other things, (i) allow the granting of RSUs, stock appreciation rights, and other performance-based awards for the issuance of up to 1,500 shares of common stock, in addition to stock options and (ii) prohibit option re-pricing and the issuance of options at per share exercise prices less than fair market value.  The June 2003 amendment did not affect the total amount of shares authorized for issuance under the 2000 Plan.

As of December 31, 2005, approximately 6,200 shares of common stock remain available for future grants under the 2000 Plan, of which no more than approximately 680 shares are available for grants of awards other than stock options.

During 2005 the Company discontinued its practice of issuing options, and on March 2, 2005, the Company’s Board of Directors accelerated the vesting of out-of-the-money unvested stock options based on a review of Andrx’s long-term incentive programs in light of current market conditions and the issuance of SFAS 123(R).  An option was considered out-of-the-money if the exercise price was greater than the March 2, 2005 NASDAQ market closing price of $21.57.  As a result of the acceleration, options outstanding at March 2, 2005 to acquire approximately 2,000 shares of common stock, with a weighted-average exercise price of $34.98 (representing approximately 30% of the then total outstanding options), which otherwise would have vested from time to time through 2008, became immediately exercisable.  The acceleration of the vesting of these stock options will eliminate the need for recognizing future compensation expense associated with these options.

The Company will begin to expense the remaining unvested stock options to acquire approximately 750 shares of common stock beginning January 2006, in accordance with SFAS 123(R).  The Company estimates the non-cash compensation expense to be recognized related to these options, assuming no forfeitures and no additional grants, will be approximately $2,000, of which $1,300, $500, and $200 will be expensed in 2006, 2007, and thereafter, respectively.

• Stock Options

A summary of the plan activity for stock options is as follows:

	Outstanding				Exercisable
	Number of					Wtd. Avg.
	Shares Under	Exercise Price Per Share				Exercise
	Option	Low	High	Wtd. Avg.	Shares	Price
December 31, 2002	6,432	$1.62	$85.00	$35.96	2,933	$25.37

Granted	2,350	8.85	35.63	18.52
Exercised	(730)	22.17	1.62	4.60
Forfeited	(1,573)	3.49	85.00	33.71
December 31, 2003	6,479	2.74	85.00	33.71	3,025	34.37

Granted	1,931	17.77	30.00	26.00
Exercised	(493)	2.99	29.94	12.23
Forfeited	(1,121)	4.98	85.00	33.97
December 31, 2004	6,796	2.74	85.00	32.94	3,493	36.65

Granted	18	21.60	22.32	21.73
Exercised	(519)	2.74	23.81	10.05
Forfeited	(1,099)	8.34	85.00	32.22
December 31, 2005	5,196	$5.04	$85.00	$35.35	4,834	$36.82

Options Outstanding						Exercisable Options
At December 31, 2005						At December 31, 2005
			Number of	Wtd. Avg.	Wtd. Avg.		Wtd. Avg.
Range of			Shares Under	Remaining	Exercise		Exercise
Exercise Prices			Option	Life in Years	Price	Shares	Price

$ 5.04	-	$ 16.62	1,160	4.54	$14.31	913	$14.32
17.77	-	25.31	804	5.54	21.71	688	22.19
25.64	-	25.64	942	8.07	25.64	943	25.64
27.28	-	47.83	911	4.46	38.78	911	38.78
49.25	-	67.50	890	5.19	61.72	890	61.72
70.85	-	85.00	489	5.85	72.04	489	72.04
$ 5.04	-	$ 85.00	5,196	5.56	$35.35	4,834	$36.82

As of December 31, 2005, the stock options outstanding generally vest over four to five years, with a maximum term of 10 years.

Options to acquire a total of 2 shares of common stock with exercise prices ranging from $314 to $18,491 per share are excluded from the above tables due to immateriality of the number of options and the fact that they are significantly in excess of the current market price and the historical range of common stock’s trading price.

On September 15, 2005, the Company entered into a Separation Agreement with its Former General Counsel (see Note 14).  As a result of (i) the employment agreement entered into on September 28, 2001 with the Company’s Former General Counsel being deemed to modify the exercise period of the stock options issued to him prior to that date, and (ii) a separation event occurring when the Former General Counsel terminated his employment for “Good Reason,” Andrx was required to revalue 167 stock options that were granted to its Former General Counsel prior to the execution of his September 2001 employment agreement and still outstanding at the date of separation based on the NASDAQ market closing price of $64.92 on the date of the September 2001 employment agreement, in accordance with FASB Interpretation 44, “Accounting for Certain Transactions Involving Stock Compensation (An Interpretation of APB Opinion No. 25).”  These stock options had exercise prices ranging from $2.74 to $62.38, and a weighted average exercise price of $22.86.  This resulted in a non-cash compensation cost of $7,024 recorded to SG&A in the Corporate and Other Segment during the year ended December 31, 2005.

In addition, the Company recorded a deferred tax asset of $2,599 associated with the non-cash compensation cost related to its Former General Counsel’s stock options.  Upon exercise or expiration, a portion or all of the deferred tax asset may be required to be charged to additional paid-in capital or income tax expense, as appropriate.

• RSUs

Each unit represents the right to acquire one share of common stock.  During 2005, 2004 and 2003, the Company granted, net of related forfeitures, 505, 196 and 199 RSUs with a net value of $11,884, $4,646 and $3,309, respectively.  In 2005 and 2004, the Company issued 64 and 28 shares of common stock in connection with RSUs.  As of December 31, 2005, 912 RSUs were outstanding, 819 of which were service based and 93 of which were performance based.

The value of the RSUs is being amortized on a straight-line basis over the respective service and performance periods and is included in SG&A.  For the years ended December 31, 2005, 2004 and 2003, $3,429, $1,539, and $1,474, respectively, were included in SG&A pertaining to the amortization of these RSUs.  Future amortization expense associated with RSUs as of December 31, 2005, assuming no forfeitures, is as follows:

2006	$3,660
2007	3,337
2008	2,967
2009	1,848
2010	1,225
Thereafter	1,597
$14,634

During 2004, the Company’s former chief executive officer, in accordance with the terms of his employment agreement, received, upon the termination of his employment and his agreement to certain non-compete, non-solicitation and other conditions, 17 shares of common stock, representing the vested portion of the 100 RSUs he was originally granted.

On September 15, 2005, the Company entered into a separation agreement with its Former General Counsel, which resulted in the acceleration of vesting of 35 RSUs.

In February 2006, the Company granted 424 RSUs with a value of $8,310.

ESPP

In July 2001, the Company’s stockholders approved the adoption of an ESPP, with 400 shares available for purchase by participating employees.  In June 2003, the stockholders approved an amendment to increase the number of shares eligible under the plan to 650.  In 2005, 2004 and 2003, the Company issued a total of 60, 72, and 100 shares of common stock, respectively, in connection with the ESPP.  As of December 31, 2005, 328 shares remain available for future issuances.  Once the provisions of SFAS 123(R) go into effect, the ESPP will be treated as compensatory.  The Company cannot estimate the compensation expense that will be recognized in connection with the ESPP because such expense will depend on the number of employees participating in the plan, the stock price, and other factors.  Had SFAS 123(R) been in effect in 2005, the compensation expense recognized in connection with the ESPP would have been immaterial to the Company’s results of operations.

(17)         401(k) Plan

The Company’s 401(k) defined contribution retirement plan covers substantially all of its employees.  Effective January 1, 2005, the Company matches employee contributions to the 401(k) plan on a dollar-for-dollar basis, up to 6% of an employee’s eligible salary and bonus.  Prior to this change, the Company matched 50% of the first 5% of an employee’s contribution, subject to certain limitations.  If Andrx achieves financial goals that will be established annually, a portion of the Company’s profits will be funded into the 401(k) plan for the benefit of substantially all full-time Andrx employees as of the end of the year that have worked more than 501 hours during the year.  For the years ended December 31, 2005, 2004 and 2003, the Company contributed $4,139, $1,688, and $1,600, respectively, to the 401(k) plan.  In addition, for the year ended December 31, 2005, the Company accrued $2,000 for the profit share.

(18)         Litigation and Contingencies

Ongoing Patent Infringement Litigation

Following submission of a Paragraph IV certification that the Company’s ANDA product candidate does not infringe the valid patent rights of the referenced brand product, the Company would anticipate that patent infringement litigation will be commenced against it.  Generally, unless the Company commences selling such ANDA products before the related litigation has been concluded, the Company would not incur any substantial damages in connection with this type of litigation.

Naproxen Sodium (Naprelan)

In March 2002, the U.S. District Court for the Southern District of Florida issued an order that Elan Corporation Plc’s patent was invalid, and in September 2002, the Company commenced selling naproxen sodium, its generic version of Naprelan®.  In March 2003, the District Court issued an order denying, among other things, (i) Elan’s motion for reconsideration of the March 2002 order invalidating its patent, and (ii) the Company’s motion asking the District Court for a ruling on its non-infringement defenses.  Both parties appealed that March 2003 decision.  On May 5, 2004, the Federal Circuit Court of Appeals reversed the District Court’s determination that the Elan patent was invalid, and remanded the case back to the District Court for a determination as to whether Andrx’s product infringes the Elan patent.  On July 12, 2005, the Federal Circuit Court of Appeals issued a decision, in an unrelated case, on how a court should address issues of claim construction, and the District Court judge handling this case instructed the parties to file briefs on how the District Court should proceed in this matter in light of the Federal Circuit Court of Appeals decision.  The parties filed their briefs and the Company is awaiting the court’s decision.

In January 2005, Elan filed a complaint in the U.S. District Court for the Southern District of Florida seeking willful damages as a result of the Company’s sale of its generic version of Naprelan.  In February 2005, the Company filed its answer to Elan’s January 2005 complaint and filed a counterclaim for declaratory relief for unenforceability due to inequitable conduct and for non-infringement and invalidity of the applicable patent.  This matter has been stayed pending resolution of the infringement action.  The Company is not in a position to determine the ultimate outcome of this matter.  However, since the Company has sold and is continuing to sell its generic version of Naprelan, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Omeprazole (Prilosec)

In 1998, the Company filed an ANDA seeking approval from the FDA to market omeprazole, its generic version of Prilosec.  In May 1998, AstraZeneca plc filed suit under the provisions of the Hatch-Waxman Act alleging patent infringement.  The matter was tried in the U.S. District Court for the Southern District of New York along with the consolidated claims of three other ANDA applicants.  In October 2002, the District Court entered an order and an opinion finding that Astra’s ‘505 and ‘230 patents are valid and that the generic versions of Prilosec developed by the Company infringe those patents.  On December 11, 2003, the Federal Circuit Court of Appeals affirmed the lower court’s opinion that Astra’s patents are valid and infringed by the Company’s product.  Astra advised the District Court that it believes it may be entitled to damages as a result of the Company’s decision to build an inventory of its product prior to the District Court’s determination, but has not sought to enforce such claims.  On May 19, 2004, the District Court ruled that the Company’s product does not infringe any valid claims of the ‘281 patent, and that Astra’s ‘505 and ‘230 patents are not unenforceable against the Company’s product.  Both Astra and the Company have appealed this determination.  The District Court has not issued an opinion on Astra’s claims for willful infringement of the ‘505 and ‘230 patents or on Astra’s request for attorneys’ fees.  Though the Company believes that Astra is unlikely to prevail in its request for damages or attorneys’ fees and that Astra has not been damaged as a result of the Company’s decision to build inventory prior to the District Court’s determination, if Astra were to prevail in these claims, it could have a material adverse effect on the Company’s business and consolidated financial statements.

Clarithromycin ER (Biaxin XL)

In October 2002, the Company submitted an ANDA seeking FDA Approval to market clarithromycin extended-release tablets 500mg, its generic version of Abbott Laboratories’ Biaxin® XL 500mg product.  On March 14, 2005, Abbott filed a complaint, which was later amended on March 25, 2005 and April 14, 2005, in the U.S. District Court for the Northern District of Illinois for alleged patent infringement wherein it sought to enjoin Andrx Pharmaceuticals, Inc. from commercially manufacturing, using, offering to sell or selling generic versions of Biaxin XL.  Additionally, Abbott sought declaratory judgment of infringement against Andrx for four patents related to Abbott’s product.  On March 30, 2005, the Company filed an action for a declaratory judgment in the U.S. District Court for the Southern District of Florida against Abbott Laboratories and Taisho Pharmaceuticals (the owner of one of the patents at issue with Abbott) for non-infringement and invalidity of six patents related to Abbott’s Biaxin XL product.  On May 18, 2005, Abbott filed a motion for preliminary injunction seeking to enjoin Andrx Pharmaceuticals, Inc. from commercially manufacturing, using, offering to sell or selling generic versions of Biaxin XL.  On November 10, 2005, the District Court granted Abbott’s motion for a preliminary injunction against the Company as to the ‘718, ‘616 and ‘407 patents.  On November 18, 2005, the Company filed a notice of appeal from this order.  A trial date has not yet been scheduled.  At this time, the Company is unable to determine the ultimate outcome of these matters.

Metoprolol Succinate (Toprol-XL)

In 2003 and 2004, the Company filed ANDAs seeking FDA Approval to market metoprolol succinate extended-release tablets in the 25mg, 50mg, 100mg and 200mg strengths, respectively, of its generic versions of Toprol-XL®.  AstraZeneca AB, Aktiebolaget Hassle and AstraZeneca LP sued the Company for patent infringement in the U.S. District Court for the District of Delaware in February 2004 on the 50mg strength, in July 2004 on the 25mg strength, and in December 2004 on the 100mg and 200mg strengths.  On August 9, 2004, the Multidistrict Litigation Panel consolidated and sent to the U.S. District Court for the Eastern District of

Missouri the three pending metoprolol succinate patent infringement cases brought by Astra against Andrx and two other generic drug companies for pretrial discovery purposes.  On January 17, 2006, the District Court granted the Company’s and two other pharmaceutical companies’ motion for summary judgment and determined that the patents asserted by Astra are invalid due to double patenting and are unenforceable due to inequitable conduct.  On February 16, 2006, Astra filed a notice of appeal from this decision.  Although the Company is unable at this time to determine the ultimate outcome of this matter, an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Sodium Valproate

The Company filed an ANDA seeking FDA Approval to market a generic version of Depakote®, and in March 2000, Abbott Laboratories sued the Company in the U.S. District Court for the Southern District of Florida for patent infringement.  The FDA refused to accept Andrx’s ANDA and as a result, the Company filed a 505(b)(2) application to market a sodium valproate product that is bioequivalent to Depakote.  In May 2003, Abbott filed a new infringement complaint against the Company in the same U.S. District Court in connection with its new application.  Both cases were consolidated and the original ANDA lawsuit was subsequently dismissed without prejudice.  On December 27, 2005, the court entered an order denying Andrx’s motion for summary judgment.

Methylphenidate (Concerta)

On September 1, 2005, ALZA Corporation and McNeil-PPC, Inc. filed a complaint in the U.S. District Court for the District of Delaware against Andrx and Impax, claiming that their respective products infringe, contributorily infringe, and/or induce the infringement of, ALZA’s ‘373 and ‘129 patents.  The complaint seeks, among other things, (i) a judgment of infringement, contributory infringement, and inducement of infringement, and (ii) an order directing FDA not to approve Impax’s and Andrx’s ANDAs before the expiration date of those patents.  Although the Company is unable at this time to determine the ultimate outcome of these matters, an adverse determination is unlikely to have a material adverse effect on the Company’s business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Diltiazem HCl ER (Cardizem LA)

On August 10, 2005, Biovail Laboratories International SRL filed a patent infringement complaint in the U.S. District Court for the District of Delaware against Andrx with respect to the product described in Andrx’s ANDA filing for diltiazem hydrochloride extended-release tablets (120mg), bioequivalent to Cardizem® LA.  In August 2005, the Company amended that filing to include the additional strengths (180mg, 240mg, 300mg, 360mg and 420mg).  On October 14, 2005, a separate patent infringement complaint was filed in the U.S. District Court for the District of Delaware against the Company with respect to the lower strengths.  Biovail alleges that the Company’s proposed product infringes Biovail’s ‘791 patent, and seeks a permanent injunction preventing Andrx from making, using, offering to sell or selling the accused product until the expiration of that patent.  Although the Company is unable at this time to determine the ultimate outcome of these matters, an adverse determination is unlikely to have a material adverse effect on the Company’s  business and consolidated financial statements unless the Company were to commence selling its product prior to such determination.

Diltiazem HCl in Canada

In February 2006, Biovail Corporation and Laboratoires Des Produits Ethiques Ehtypharm filed a patent infringement action against Andrx Corporation, Andrx Pharmaceuticals, Inc. and Sandoz Canada, Inc., in the Federal Court of Canada for infringement of two of the plaintiffs’ Canadian patents.  One patent relates to an extended-release form of diltiazem hydrochloride and the other patent relates to sustained-release microgranules containing diltiazem hydrochloride as an active ingredient.  Plaintiffs seek temporary and permanent injunctive relief enjoining the defendants from making, using, selling or offering for sale in Canada any diltiazem hydrochloride formulation covered by any of the claims of the two patents, an accounting of any profits made by defendants by reason of their infringement and compensatory and punitive damages in an unspecified amount.  At this time, the Company is unable to determine the ultimate outcome of this matter.

Wellbutrin XL 150mg

On December 20, 2005, the Company filed a patent infringement lawsuit in the U.S. District Court for the Southern District of Florida against GlaxoSmithKline.  The Company believes Glaxo’s currently marketed formulation of Wellbutrin XL® 150mg infringes Andrx’s 6,905,708 patent.  The lawsuit seeks treble damages and to enjoin Glaxo and those acting in concert with it from making, importing, using, selling and/or offering for sale in the U.S. its Wellbutrin XL 150mg product.

Other Pending Litigation

FDA Related Securities Claims

On October 11, 2005, Jerry Lowry filed a class action complaint on behalf of purchasers of the Company’s common stock during the class period (March 9, 2005 through September 5, 2005) in the U.S. District Court for the Southern District of Florida against Andrx Corporation and its Chief Executive Officer.  The complaint seeks damages under the Securities Exchange Act of 1934, as amended, and alleges that during the class period, it failed to properly disclose the status of its compliance with the cGMP established by the FDA.  The complaint also alleges that the plaintiffs suffered damages as a result of its disclosure on September 6, 2005 that FDA placed the Company in OAI status and a subsequent decline in the trading price of its common stock from $17.94 on September 5, 2005 to a closing price of $14.89 on September 6, 2005.  Although the Company is unable at this time to determine the ultimate outcome of this matter, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Mallinckrodt Claim

On February 17, 2006, Andrx Therapeutics, Inc. filed a complaint against Mallinckrodt, Inc., in the U.S. District Court for the Southern District of Florida.  The complaint results from a dispute over certain agreements, including a supply and marketing agreement entered into between the Company and Mallinckrodt.  The complaint seeks to establish the parties’ rights under the agreements, a judgment declaring that the agreements are still in force and that the Company has not defaulted in its obligations.  In the alternative, the Company seeks a judgment for either breach of contract for anticipatory repudiation or for breach of duty of good faith.  On March 10, 2006, Mallinckrodt filed suit against Andrx Therapeutics, Inc., Andrx Laboratories, Inc. and Andrx Corporation in state court in Missouri, arising from the same dispute referenced above.  In its suit, Mallinckrodt alleges breach of contract, declaratory judgment, breach of implied covenant of good faith and fair dealing and seeks damages for $3,800, along with injunctive relief.  Though the Company is not in a position to determine the ultimate outcome of this matter, it believes that it is unlikely that this claim will result in a material loss.

Drug Pricing Litigation

On August 4, 2004, the City of New York filed an action against the Company and numerous other pharmaceutical companies in the U. S. District Court for the Southern District of New York, claiming Medicaid was overcharged for prescription medications.  Later, 26 separate New York counties filed complaints reiterating the same type of allegations against Andrx and other pharmaceutical companies.  These complaints generally allege overpayments of varying amounts with respect to the Company’s products, and in particular its generic versions of Glucophage XR® and Cardizem CD.  On June 15, 2005, plaintiffs filed a consolidated complaint wherein Andrx, along with a few other companies, was no longer named as a defendant.  One other New York State action, by Erie County, remains pending in the Supreme Court of the State of New York.

In addition, on January 26, 2005, the state of Alabama, by its attorney general, filed a similar lawsuit against numerous pharmaceutical companies, including Andrx, in the Circuit Court of Montgomery County, Alabama.  On April 2005, the Company filed a motion to dismiss on behalf of Andrx Corporation and Andrx Pharmaceuticals, Inc.  On October 21, 2005, plaintiffs dismissed Andrx Corporation as a defendant, leaving only Andrx Pharmaceuticals, Inc.  On January 13, 2006, the state of Alabama filed an amended complaint.

On October 20, 2005, the state of Mississippi filed a similar lawsuit and the Company moved to dismiss for a more definite statement.  The court has not ruled on Andrx’s motion to dismiss.  There are reportedly numerous other lawsuits and investigations pending throughout the country against pharmaceutical companies related to these issues, which may result in additional claims against the Company.  Although the Company is unable at this time to determine the ultimate outcome of this matter, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Lemelson Patent Litigation

On November 23, 2001, the Lemelson Medical, Education & Research Foundation, LP filed an action in the U.S. District Court for the District of Arizona alleging patent infringement against the Company and others involving “machine vision” or “computer image analysis.”  On March 20, 2002, the U.S. District Court for the District of Arizona entered an Order of Stay in the proceedings, pending the resolution of another suit before the U.S. District Court for the District of Nevada, which involves the same patents, but does not involve the Company.  On January 23, 2004, that Nevada court issued an order determining that certain Lemelson patents, including the patents asserted against the Company, were unenforceable.  Lemelson moved to amend or alter that judgment and on May 27, 2004, an amended judgment of non-infringement was entered.  On June 22, 2004, Lemelson appealed the judgment to the U.S. Court of Appeals for the Federal Circuit.  On September 9, 2005, the Federal Circuit Court of Appeals affirmed the district court’s opinion.  On February 1, 2006, this matter was dismissed with prejudice.

Shareholders’ Derivative Actions

On December 14, 2005, a shareholders’ derivative action was filed by Greg Umeda on behalf of Andrx Corporation, against Thomas P. Rice, John Hanson, the Board of Directors and Andrx (as a nominal defendant in the U.S. District Court for the Southern District of Florida) for alleged breach of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment between March 2005 and December 2005.  The complaint alleges that the individual defendants breached their fiduciary duties by allowing Andrx to issue statements that claimed the Company was in compliance with FDA regulations and also from withholding from the public during the relevant period material non-public information relating to Andrx’s violations of cGMP at its manufacturing facilities.  Mr. Umeda further alleges that as a result of the wrongdoing, the Company’s stock dropped from $17.94 on September 2, 2005 to a closing price of $14.89 on September 6, 2005.

On January 6, 2006, a second shareholders’ derivative action was filed by Joseph Michael on behalf of Andrx Corporation, against Thomas Rice and the members of the Board of Directors in the U.S. District Court for the Southern District of Florida. The complaint alleges violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and negligence that occurred from March 9, 2005 through January 6, 2006, and that have allegedly caused substantial losses to the Company.

On March 13, 2006, these cases were consolidated and stayed pending the resolution of the anticipated motions to dismiss to be filed in the pending FDA related Securities class action litigation.

Although the Company is unable at this time to determine the ultimate outcome of these matters, an adverse determination could have a material adverse effect on the Company’s business and consolidated financial statements.

Resolved Litigation

Cardizem CD Antitrust Litigation

Beginning in August 1998, several putative class action lawsuits were filed against Aventis (formerly Hoechst Marion Roussel, Inc.) and the Company arising from a 1997 stipulation entered into between Aventis and the Company in connection with a patent infringement suit brought by Aventis with regard to its product, Cardizem CD. The actions pending in federal court were consolidated for multi-district litigation purposes in the U.S. District Court for the Eastern District of Michigan, with one of the cases filed by a group of direct purchasers having since been remanded back to the U.S. District Court for the Southern District of Florida. The complaint in each action alleges that Aventis and the Company, by way of the 1997 stipulation, have engaged in alleged state antitrust and other statutory and common law violations that allegedly gave Aventis and the Company a near monopoly in the U.S. market for Cardizem CD and a generic version of that pharmaceutical product. Each complaint sought compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies. In June 2000, the U.S. District Court for the Eastern District of Michigan granted summary judgment to plaintiffs finding that the 1997 stipulation was a per se violation of antitrust laws. On June 13, 2003, the U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s decision, and on October 12, 2004, the U.S. Supreme Court declined to review this case.

Essentially reiterating the claims asserted against the Company in the aforementioned Cardizem CD antitrust class action litigation and seeking the same relief sought in that litigation are: (i) the May 14, 2001 complaint filed by the attorneys general for the states of New York and Michigan, joined by 13 additional states and the District of Columbia, on behalf of their government entities and consumers resident in their jurisdictions, which was subsequently amended to add 12 additional states and Puerto Rico to the action; (ii) the July 26, 2001 complaint filed by Blue Cross Blue Shield of Michigan, joined by three other Blue Cross Blue Shield plans; (iii) two actions pending in state courts in Florida, and (iv) two actions pending in state courts in Kansas.

On November 26, 2002, the U.S. District Court for the Eastern District of Michigan approved a settlement between the direct purchasers and Aventis and the Company. In October 2003, the U.S. District Court for the Eastern District of Michigan approved a settlement between the indirect purchasers and Aventis and the Company. In November 2004, the U.S. Court of Appeals for the Sixth Circuit denied an appeal of the District Court’s approval of that settlement. On May 23, 2005, the U.S. Supreme Court refused to hear the appeal. On May 31, 2005, a motion was entered granting the plaintiffs motion to distribute the settlement funds to consumers.

All of the cases regarding this matter have been settled or dismissed or are in the process of being dismissed.

Wellbutrin SR Related Securities Claims

Seven complaints were filed against the Company and certain of its current and former officers and directors for alleged material misrepresentations regarding the expiration dating for its generic versions of Wellbutrin SR/Zyban and that the Company knew that its products would not receive timely FDA Approval. All of these cases were consolidated and on October 20, 2003, the plaintiffs filed a consolidated amended class action complaint in the U.S. District Court for the Southern District of Florida against the Company and Richard J. Lane, its former Chief Executive Officer, alleging a class period from March 1, 2002 through March 4, 2003. After the District Court granted the Company’s motion to dismiss this complaint, on March 5, 2004, the plaintiffs further amended their complaint. This matter was settled in March 2005 for $2,500. The settlement was orally approved by the court on October 7, 2005. The settlement did not require a material payment by the Company, as the settlement proceeds were paid by Andrx’s insurance carrier. On January 11, 2006, the court entered a final judgment approving the settlement and dismissing the case with prejudice.

PPA Litigation

Beginning in October 2001, 12 product liability lawsuits were filed against the Company, and others, for personal injuries allegedly arising out of the use of phenylpropanolamine (PPA). The actions were consolidated and transferred to the U.S. District Court for the Western District of Washington. The Company was named in the suits because it acquired the Entex product from Elan. While PPA was at one time contained in Elan’s Entex product, the Company reformulated Entex upon acquiring it from Elan and eliminated PPA as an active ingredient thereof. All of these cases against the Company were dismissed, either voluntarily or pursuant to court order. Notwithstanding a court order dated September 15, 2004, which dismissed the case and enjoined the re-filing of that case in state court, in December 2004, the plaintiff in one of those actions, Laura M. Bonucchi, filed an amended complaint in the Michigan Circuit Court for the County of Ingham, to again name the Company as a defendant in connection with this matter. On October 13, 2005, the Michigan Circuit Court dismissed this matter with prejudice.

Other Pending Matters

The Company is also involved in various other disputes, governmental and/or regulatory inspections, inquiries, investigations and proceedings that are deemed immaterial by the Company, and litigation may arise from time to time in the ordinary course of business. The process of resolving such matters through litigation or other means is inherently uncertain, and it is possible that the resolution of these matters could have a material adverse effect on the Company’s business and consolidated financial statements.

Litigation Settlements and Other Charges

Litigation settlements and other charges for 2004 were $7,800, which primarily consisted of settlement costs related to the Kos Pharmaceuticals trademark litigation of $6,000 and the Alpharma USPD, Inc. breach of contract litigation in the amount of $1,625. Litigation settlements and other charges for 2003 were $8,750, primarily related to the Cardizem CD antitrust litigation, as well as a negotiated settlement of an obligation to one of the Company’s law firms with respect to its generic version of Tiazac.

Contingencies

On March 12, 2006, the Company entered into a Merger Agreement with Watson. The Merger Agreement contains certain termination rights for both the Company and Watson. Upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Watson a termination fee of $70,769 (see Note 1).

In September 2005, the Company learned that the FDA had placed it in OAI status relating to the FDA’s May 2005 cGMP inspection of its Davie, Florida manufacturing facility and the related issuance of a Form 483 List of Inspectional Observations. The effect of this designation is that until the FDA is satisfied with (i) the Company’s responses to the inspectional observations and (ii) the results of their inspection of the facility, which commenced on March 6, 2006, FDA approval of the Company’s submitted ANDAs will be withheld. In the interim, the Company continues to submit new ANDAs and the FDA continues to review the Company’s applications. Additionally, in January 2006, the FDA conducted a limited regulatory inspection related to adverse drug event reporting and customer complaint handling and issued a Form 483 List of Inspectional Observations. On February 10, 2006, the Company responded in writing to the Form 483 List of Inspectional Observations. If, following the current inspection, the FDA determines that the Company’s compliance is not satisfactory, they are likely to continue to withhold approval of its pending ANDAs and could initiate enforcement actions to address any cGMP or other violations. Such enforcement action could have a material effect on the Company’s business and consolidated financial statements.

In May 2004, pursuant to an agreement with Genpharm, Andrx began marketing all four strengths of Genpharm’s generic version of Paxil (paroxetine hydrochloride) in the U.S.. Genpharm is entitled to a royalty based on the net profits for this product, as defined. Andrx and Genpharm also agreed to equally share the attorneys’ fees associated with the pending patent infringement litigation with Glaxo SmithKline involving Genpharm’s product. That litigation has been “stayed” and will be dismissed by Glaxo in the event Glaxo does not prevail in its appeal of an adverse determination in a related patent litigation matter. Any patent infringement damages that may ultimately be awarded to Glaxo will be borne by Genpharm and Andrx in proportions that are commensurate with the parties’ respective share of profits, except that Andrx has agreed to be responsible for any damages that exceed the aggregate royalty amount Genpharm received from Andrx. Other sharing arrangements apply to other types of claims that may be asserted.

In connection with the agreements with First Horizon for the sale and licensing of certain rights and assets related to Altoprev, Andrx received $35,000 in proceeds, which are refundable if certain supply requirements, as defined, are not maintained over a specified period. This contingency abates ratably over a 30-month period beginning on August 1, 2005.

Due to meeting certain specified requirements, the Company has received $20,000 in development milestone payments in connection with its agreement with Takeda to develop and thereafter manufacture a combination product consisting of Takeda’s Actos (pioglitazone) and the Company’s approved 505(b)(2) NDA extended-release metformin. As Andrx may be required to repay all or a portion of the $20,000 in development milestone payments from Takeda, this entire amount is reflected as deferred revenue in the December 31, 2005 Consolidated Balance Sheet.

In 2001, Andrx entered into an employment agreement with its current president, which is deemed to be a modification to the exercise periods of stock options previously issued. In the event that this executive officer terminates his employment under certain provisions of his agreement, the Company would be required to revalue those stock options based on the NASDAQ market closing price of $64.92 as of the date of the employment agreement, which would result in a non-cash compensation charge. The total potential charge is currently estimated at $4,373 based on those related outstanding stock options as of December 31, 2005.

The Company is continuing its process of strategically evaluating its overall business including focusing internal resources on commercializing generic versions of controlled-release and oral contraceptive products, as well as the contract development of brand products for out-licensing. The Company is also increasing its business development efforts to in-license immediate-release products in order to optimize and leverage its generic sales, marketing and distribution operations. Such efforts also include transferring the manufacturing of its current or future products. The Company’s strategic plan will include evaluation of its core competencies, but will also include an assessment of the industry trends and dynamics. In connection with the evaluation, the Company is also evaluating its long term needs for property, plant and equipment, including current facilities and future capital expenditures and is currently conducting a strategic real estate and facilities plan review where alternate strategies are being developed to meet the Company’s future R&D, manufacturing, distribution and marketing operations needs through different real estate and occupancy actions or scenarios. Such initiatives may include consolidating certain existing facilities and/or expanding manufacturing capacity in certain facilities. The Company anticipates completing its strategic plan and adopting a course of action for its facilities in 2006. As a result of adopting a course of actions for its real estate and facilities, it is possible that the Company may incur additional impairment charges for its facilities, which cannot be estimated at this time but could have a material adverse effect on the Company’s business and consolidated financial statements.

Tax Matters

The IRS is in the process of concluding their audits for the years 1999 through 2002. Despite the Company’s belief that its tax return positions are correct, it is the Company’s policy to establish liabilities for uncertain tax positions that may be impacted by examinations by tax authorities. While it is difficult to predict the final outcome of any particular tax matter, the Company believes its tax liabilities are adequate. The Company’s liabilities for uncertain tax positions are analyzed periodically and adjustments are made as events occur to warrant such adjustment. It is reasonably possible that the Company’s effective tax rate and/or cash flows may be materially impacted by the ultimate resolution of its tax positions. (See Note 13 for a discussion of tax liabilities).

(19)         Selected Quarterly Data (Unaudited)

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Total revenues	$278,383	$261,710	$256,957	$244,975	$1,042,025
Cost of goods sold	201,154	199,640	185,929	194,494	781,217
Net income	35,337	7,998	10,870	8,261	62,466
Basic net income per share	0.48	0.11	0.15	0.11	0.85
Diluted net income per share	0.48	0.11	0.15	0.11	0.85

	2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Total revenues	$292,175	$290,716	$272,286	$290,647	$1,145,824
Cost of goods sold	190,251	209,657	190,912	208,894	799,714
Net income	26,662	6,444	11,801	20,752	65,659
Basic net income per share	0.37	0.09	0.16	0.28	0.90
Diluted net income per share	0.36	0.09	0.16	0.28	0.89

Earnings per share are computed independently for each period presented.

In the Forms 10-Q for the first and second quarters of 2005, the Company classified $680 and $1,754, respectively, for contract R&D services rendered to Takeda as a reduction to R&D. These amounts have been reclassified to licensing, royalties and other revenue herein.

In the Forms 10-Q for the second and third quarters of 2005 and for the second and fourth quarters of 2004, the Company classified $887, $7, $132 and $605, respectively, for R&D services rendered to Teva as a reduction to R&D. These amounts have been reclassified to licensing, royalties and other revenue herein.

On March 28, 2005, Andrx sold and licensed certain rights and assets related to its former Fortamet and Altoprev brand pharmaceutical products and agreed to continue to manufacture these products for First Horizon. In addition, the Company made the decision to terminate substantially all of its brand business employees, which effectively completed the disposition of the brand business. As a result, in the first quarter of 2005, the Company recorded a non-cash goodwill impairment charge of $26,316, charges associated with the disposition of its brand business, including personnel related charges of approximately $9,957, and non-cash charges of $3,805, mainly related to inventory and sample inventory (see Note 3).

Also in the first quarter of 2005, the Company recognized a tax benefit of approximately $48,971 as a result of the reversal of previously recorded liabilities for uncertain tax positions of $32,335 and recognition of an additional $16,636 net operating loss carryforward, tax effected, due to the resolution of the 2003 loss with the IRS and the completion of their 2003 examination (see Note 13).

In the third quarter of 2005, Andrx recorded costs of $9,334 associated with the separation agreement entered into with its Former General Counsel, $7,024 of which was a non-cash charge (see Note 14 and 16). Also in the third quarter of 2005, the Company recorded a reversal of sales allowances previously recorded of $3,860 related to licensing, royalties and other revenues of generic versions of Wellbutrin SR 150mg and Zyban based on the results of a review performed as allowed under the agreements with Teva and Impax (see Note 12).

In the fourth quarter of 2005, the Company recorded an impairment charge of $10,000 related to its North Carolina facility (see Note 7).

In the second quarter of 2004, licensing, royalties and other revenues included a $6,347 allocation made to the Company by KUDCo related to its settlement of litigation with Mylan Laboratories, Inc. and Esteve Quimica S.A. (see Note 12). In the second quarter of 2004, the Company also recorded impairment charges of $14,535 and $3,500, respectively related to its North Carolina facility (see Note 7) and its Entex product rights (see Note 8).

In the fourth quarter of 2004, licensing, royalties and other revenues included the effect of a reversal of $3,347 of the $6,347 allocation made to the Company by KUDCo related to its settlement of a litigation with Mylan Laboratories, Inc. and Esteve Quimica S.A. in the second quarter of 2004 (see Note 12). In the fourth quarter of 2004, the Company also reversed $7,903 of liabilities for uncertain tax positions as a result of the IRS’ proposed settlement of certain matters related to their audit of Andrx’s 1999 to 2002 tax returns, to which the Company agreed (see Note 13).

(20)         Segments

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The operating segments are managed separately because of the fundamental differences in their operations or in the uniqueness of their products. The Company operates in the following business segments:

Distributed Products

The Distributed Products Segment distributes primarily generic pharmaceuticals manufactured largely by others, as well as by Andrx, from its Weston, Florida and Groveport, Ohio distribution facilities, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. Sales are primarily generated through its in-house telemarketing staff and through its internally developed ordering systems. The Distributed Products Segment’s operating results exclude participation in the distribution of Andrx generic products, which are included in the Generic Products Segment.

Generic Products

The Company researches, develops, manufactures and sells generic versions of selected controlled-release pharmaceuticals, utilizing its proprietary drug delivery technologies, as well as generic versions of immediate-release and oral contraceptive products, primarily to a limited number of large pharmaceutical wholesalers and warehousing pharmacy chains. The Company’s generic product sales include sales of generic controlled-release, immediate-release and oral contraceptive products. The Generic Products Segment also includes licensing revenues earned under the agreements with KUDCo and Impax/Teva, and the contract manufacturing activities conducted at its aerosol manufacturing facility in Massachusetts through October 9, 2003, the date it was sold. The Generic Products Segment also includes the equity in earnings of unconsolidated joint ventures (see Note 9).

Brand Products

The Company develops and commercializes brand name pharmaceuticals, in many cases, using its controlled-release drug delivery technologies. In 2004, the Company’s Board of Directors approved a plan to divest or seek other strategic alternatives for its brand pharmaceutical business and on March 28, 2005, Andrx sold and licensed certain rights and assets related to Fortamet and Altoprev brand pharmaceutical products to First Horizon (see Note 3). Through the first quarter of 2005, the Brand Products Segment included revenues and costs associated with Fortamet and Altoprev. Beginning in the second quarter of 2005, all Fortamet and Altoprev revenues and costs associated with the First Horizon transaction are included in the Contract Services Segment. The Company continued to incur operating expenses throughout 2005 as the Company wound down the brand business and those costs are included in the Brand Products Segment. All revenues and costs associated with the Entex and Anexsia product lines, including royalty revenues earned under the Company’s agreement with Mallinckrodt, and certain Internet operations were included in the Brand Products Segment in prior years, but have been reclassified to the Contract Services Segment and the Corporate and Other Segment, respectively, for all periods presented.

Contract Services

In the third quarter of 2005, the Company established the Contract Services Segment, which is pursuing the development and manufacture of pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing Andrx’s patented technologies and formulation capabilities. The amortization of the deferred revenue associated with the sale and licensing of certain rights and assets related to the former Fortamet and Altoprev brand pharmaceutical products to First Horizon, as well as the related contract manufacturing revenues and costs associated with the manufacture and supply of these products, and the related royalty revenues earned for these products are included in the Contract Services Segment (see Note 3). The Contract Services Segment also includes contract R&D services rendered to Takeda (see Note 4). The Entex and Anexsia product lines, including royalty revenues earned under the Company’s agreement with Mallinckrodt, were included in the Brand Products Segment in prior years, but have been reclassified to the Contract Services Segment for all periods presented.

Corporate and Other

Corporate and other consists of corporate headquarter expenses, including general and administrative expenses related to information systems, human resources, legal and corporate executive, accounting, finance and administrative functions, as well as legal costs associated with antitrust matters, litigation settlement charges, amortization of RSUs, interest income, interest expense and income taxes. Certain Internet operations were included in the Brand Products Segment in prior years, but have been reclassified to the Corporate and Other Segment for all periods presented.

The Company evaluates the performance of the segments after all intercompany transactions are eliminated. The allocation of income taxes is not evaluated at the segment level.

The Company’s revenues are primarily derived from customers based in the U.S..

The following table presents financial information by business segment:

	As of or for the Year Ended December 31, 2005
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$667,744	$310,828	$13,863	$49,485	$105	$1,042,025
Income (loss) from operations	56,113	44,760	(47,119)	12,944	(57,124)	9,574
Equity in earnings of joint ventures	—	3,289	—	—	—	3,289
Interest income	—	—	—	—	11,127	11,127
Interest expense	—	—	15	1	1,920	1,936
Write-off of unamortized issuance costs upon termination of credit facility	—	—	—	—	1,160	1,160
Depreciation and amortization	2,327	19,657	221	6,324	7,001	35,530
Purchases of property, plant and equipment, net	2,245	24,721	(900)	—	2,920	28,986
Total assets	246,236	396,858	—	21,237	506,585	1,170,916

	As of or for the Year Ended December 31, 2004
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$676,423	$388,396	$61,284	$19,585	$136	$1,145,824
Income (loss) from operations	53,673	124,970	(43,633)	8,335	(55,280)	88,065
Equity in earnings of joint ventures	—	4,504	—	—	—	4,504
Interest income	—	—	—	—	4,060	4,060
Interest expense	—	—	94	—	2,473	2,567
Depreciation and amortization	2,923	20,026	2,411	3,348	5,860	34,568
Purchases of property, plant and equipment, net	940	77,410	239	—	9,694	88,283
Total assets	201,389	386,398	64,937	5,873	312,017	970,614

	As of or for the Year Ended December 31, 2003
	Distributed	Generic	Brand	Contract	Corporate
	Products	Products	Products	Services	& Other	Consolidated
Revenues	$657,098	$336,197	$34,221	$15,491	$3,331	$1,046,338
Income (loss) from operations	46,223	140,485	(76,327)	10,764	(53,278)	67,867
Equity in earnings of joint Ventures	—	5,135	—	—	—	5,135
Interest income	—	—	—	—	2,242	2,242
Interest expense	—	—	127	—	2,514	2,641
Gains on sale of assets	—	3,730	875	—	1,000	5,605
Depreciation and amortization	4,299	17,848	1,356	1,820	3,740	29,063
Purchases of property, plant and equipment, net	4,102	28,375	989	—	5,989	39,455
Total assets	231,131	355,612	60,061	22,107	275,445	944,356

For 2004 and 2003, the Company reclassified revenues of $19,585 and $15,491, respectively, gross profit of $10,582 and $10,764, respectively, product rights amortization of $3,348, and $1,820, respectively, and product rights and inventories of $5,873 and $12,982, respectively, related to the Entex and Anexsia product lines from the Brand Products Segment to the Contract Services Segment. In addition, for 2004, the Company reclassified R&D costs of $2,247 related to Takeda from the Generic and Brand Products Segments to the Contract Services Segment. For 2003, the Company reclassified $9,125 of certain assets related to Takeda from the Brand Products Segment to the Contract Services Segment. Certain Internet operations were included in the Brand Products Segment in prior years, but have been reclassified to the Corporate and Other Segment for all periods presented. Such amounts were not considered material.

For total assets as of December 31, 2004 and 2003, the Company reclassified certain sales allowances of $19,099 and $14,090, respectively, from accrued expenses and other liabilities to accounts receivable, net in the Distributed, Generic and Brand Products Segments.

Generic Products Segment revenues by group of similar products are presented as follows:

	Years Ended December 31,
	2005	2004	2003
Controlled-release	$226,629	$271,722	$208,883
Immediate-release and oral contraceptives	69,429	72,645	46,131
Subtotal	296,058	344,367	255,014
Licensing, royalties and other	14,770	44,029	81,183
Total Generic Product Segment revenues	$310,828	$388,396	$336,197